Annual Report
September 30, 2006

Waddell & Reed Advisors Government Securities Fund
 Waddell & Reed Advisors Limited-Term Bond Fund

3	President's Letter
5	Illustration of Fund Expenses
7	Government Securities Fund
23	Limited-Term Bond Fund
39	Notes to Financial Statements
47	Report of Independent Registered Public Accounting Firm
48	Income Tax Information
49	Directors and Officers
55	Renewal of Investment Management Agreement
58	Annual Privacy Notice
60	Proxy Voting Information
61	Quarterly Portfolio Schedule Information
62	Householding Notice
62	IRA Disclosure

This report is submitted for the general information of the shareholders of Waddell & Reed Advisors Fixed Income Funds, Inc. It is not authorized for distribution to prospective investors in the Funds unless preceded or accompanied by a current Waddell & Reed Advisors Fixed Income Funds, Inc. prospectus and current Fund performance information.

President's Letter
      September 30, 2006

DEAR SHAREHOLDER:

Enclosed is our report on your Fund's operations for the 12 months ended September 30, 2006. It has been an especially volatile period. Overall, stock prices rose as energy prices fell and the U.S. housing market deteriorated. The S&P 500 Index advanced 10.80 percent, led by telecommunications and financial stocks. Energy stocks were the weakest performers during the period. International stocks also posted strong gains, as the Morgan Stanley Capital International EAFE Index climbed 19.16 percent.

The Fed pauses. The world does not.

Bond yields climbed and prices declined for much of the past 12 months as central banks around the world continued to tighten monetary policies. In August, however, the Federal Reserve ended a two-year long streak of boosting short-term U.S. interest rates amid signs that inflation was easing. This helped ignite a summer rebound in the U.S. fixed income market. The Citigroup Broad Investment Grade Index returned 3.71 percent for the period. For investors, the difference in income potential between money market securities (those maturing in less than a year) and taxable bonds that mature in 10 to 30 years has compressed dramatically. As of September 30, 2006, three-month and six-month U.S. Treasury bills yielded more than 30-year bonds, on average. Such a pattern is generally associated with a slowdown in economic growth. Consumers appear to be growing wary of spending to excess as home "for sale" signs have become about as difficult to remove from lawns as dandelions, and as numerous.

U.S. TREASURY YIELDS (September 30, 2005 compared to September 29, 2006)
	9/30/05	9/29/06	Change
3 MONTH	3.538	4.872	1.3343
6 MONTH	3.916	4.996	1.0796
2 YEAR	4.165	4.683	0.5180
3 YEAR	4.170	4.614	0.4443
5 YEAR	4.189	4.578	0.3892
10 YEAR	4.324	4.628	0.3035
30 YEAR	4.567	4.762	0.1952
Source: Bloomberg. Past performance does not guarantee future results. Yields shown fluctuate daily and are not representative of the income potential of a specific mutual fund.

Energy prices hit record, then slide.

The cost of energy has been one of the top economic stories since autumn of 2005. Oil, natural gas and gasoline prices all reached record highs, only to fall back during the summer as energy stockpiles reached greater-than-expected levels and the 2006 U.S. hurricane season was mild. At its peak this past July, oil reached $78.40 a barrel, a nearly eight-fold increase from 1986, and more than double the price just three years ago. Gasoline, peaking at over $3 per gallon in the spring, had fallen to about $2.25 as of this writing.

We believe that, over the longer term, the cost of energy will resume an upward path. There's just too much long-term global demand relative to known reserves, in our opinion, especially in rapidly growing countries such as China and India. Also, our appetite for hydrocarbons in the U.S. remains voracious. Global weather patterns and geopolitics appear to be calmer for the moment, but we feel there's still ample long-term risk to oil and gas supplies from the wrath of both nature and political extremism.

Profit growth appears less robust.

As energy prices have retreated, it appears that one of the chief engines for double-digit corporate profit growth for the S&P 500 may stall in the months ahead. Without the contribution of record oil company earnings, large company profits would have grown 8.2 percent in the past year, versus the reported 13 percent (Source: Bloomberg). We think that falling energy prices have both positive and negative implications for stocks. While it now means lower production and transportation costs for many companies and consumers, helping earnings of firms such as airlines, it is also a headwind for energy firms and utility earnings.

Plan ahead.

None of us can predict with certainty what the price of gas will be down the road, or pinpoint exactly what it will cost to heat and maintain our homes. What we can do, however, is plan as much as we can for the trip ahead - both our economic journey and our ongoing journey toward our financial goals. I firmly believe that with a personal financial plan, you and your financial advisor can build an effective road map to help you more efficiently meet the financial bumps and challenges ahead.

Thank you for your continued confidence in us as long-term stewards of your investments.

Respectfully,

Henry J. Herrmann, CFA
President

The opinions expressed in this letter are those of the President of the Funds, and are current only through the end of the period of the report, as stated on the cover. The President's views are subject to change at any time, based on market and other conditions, and no forecasts can be guaranteed.

Illustration of Fund Expenses

As a shareholder of a Fund, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchase payments, redemption fees and exchange fees; and (2) ongoing costs, including management fees, distribution and service fees, and other Fund expenses. The following tables are intended to help you understand your ongoing costs (in dollars) of investing in a Fund and to compare these costs with the ongoing costs of investing in other mutual funds. The example is based on an investment of $1,000 invested at the beginning of the period and held for the six-month period ended September 30, 2006.

Actual Expenses

The first line for each share class in the following tables provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, a $7,500 account value divided by $1,000 = 7.5), then multiply the result by the number in the first line under the heading entitled "Expenses Paid During Period" to estimate the expenses you paid on your account during this period. There may be additional fees charged to holders of certain accounts that are not included in the expenses shown in the tables. These fees apply to Individual Retirement Accounts (IRAs), IRA Rollovers, Roth IRAs, Conversion Roth IRAs, Simplified Employee Pension (SEP), Simple IRAs, Tax-Sheltered Accounts (TSAs), Keogh Plans, Owner Only 401(k) (Exclusive K) Plans and Final Pay Plans. As of the close of the six months covered by the tables, a customer is charged an annual fee of $15 within each plan type. This fee is waived for IRA Rollovers and Conversion Roth IRAs if the customer owns another type of IRA. Coverdell Education Savings Account plans are charged an annual fee of $10 per customer. You should consider the additional fees that were charged to your Fund account over the six-month period when you estimate the total ongoing expenses paid over the period and the impact of these fees on your ending account value as such additional expenses are not reflected in the information provided in the expense tables. Additional fees have the effect of reducing investment returns.

Hypothetical Example for Comparison Purposes

The second line for each share class of the following tables provides information about hypothetical account values and hypothetical expenses based on the Fund's actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund's actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds. Please note that the expenses shown in the tables are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads), redemption fees or exchange fees. Therefore, the second line of each share class in the tables is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

Government Securities Fund Expenses
For the Six Months Ended September 30, 2006	Beginning Account Value 3-31-06	Ending Account Value 9-30-06	Annualized Expense Ratio Based on the Six-Month Period	Expenses Paid During Period*

Based on Actual Fund Return (1)
Class A	$1,000	$1,031.00	1.15%	$5.89
Class B	1,000	1,026.20	2.09	10.64
Class C	1,000	1,026.70	2.01	10.23
Class Y	1,000	1,033.10	0.75	3.86
Based on 5% Return (2)
Class A	$1,000	$1,019.28	1.15%	$5.86
Class B	1,000	1,014.58	2.09	10.58
Class C	1,000	1,014.99	2.01	10.18
Class Y	1,000	1,021.31	0.75	3.84

Limited-Term Bond Fund Expenses
For the Six Months Ended September 30, 2006	Beginning Account Value 3-31-06	Ending Account Value 9-30-06	Annualized Expense Ratio Based on the Six-Month Period	Expenses Paid During Period*

Based on Actual Fund Return (1)
Class A	$1,000	$1,025.30	1.25%	$6.38
Class B	1,000	1,020.40	2.20	11.11
Class C	1,000	1,020.80	2.14	10.81
Class Y	1,000	1,027.80	0.78	3.95
Based on 5% Return (2)
Class A	$1,000	$1,018.82	1.25%	$6.36
Class B	1,000	1,014.03	2.20	11.08
Class C	1,000	1,014.35	2.14	10.78
Class Y	1,000	1,021.18	0.78	3.94

*Fund expenses for each share class are equal to the Fund's annualized expense ratio for each share class (provided in the table), multiplied by the average account value over the period, multiplied by 183 days in the six-month period ended September 30, 2006, and divided by 365.

(1)This section uses the Fund's actual total return and actual Fund expenses. It is a guide to the actual expenses paid by the Fund in the period. The "Ending Account Value" shown is computed using the Fund's actual return and the "Expenses Paid During Period" column shows the dollar amount that would have been paid by an investor who started with $1,000 in the Fund. A shareholder may use the information here, together with the dollar amount invested, to estimate the expenses that were paid over the period. For every thousand dollars a shareholder has invested, the expenses are listed in the fourth column.

(2)This section uses a hypothetical 5% annual return and actual Fund expenses. It helps to compare the Fund's ongoing costs with other mutual funds. A shareholder can compare the Fund's ongoing costs by comparing this hypothetical example with the hypothetical examples that appear in shareholder reports of other funds.

The above illustration is based on ongoing costs only and does not include any transactional costs, such as sales loads, redemption fees or exchange fees.

Questions and Answers with Portfolio Management
      September 30, 2006

Below, James C. Cusser, CFA, portfolio manager of the Waddell & Reed Advisors Government Securities Fund, discusses the Fund's positioning, performance and results for the fiscal year ended Sept. 30, 2006. He has managed the Fund for 9 years and has 30 years of industry experience.

DURATION
SHORT	INTER	LONG
	X		HIGH	QUALITY
MEDIUM
LOW

This diagram shows the Fund's fixed-income investment style by displaying the average credit quality of the bonds owned and the Fund's interest rate sensitivity, as measured by average maturity. Shaded areas show the past three years of quarterly data.

Source: Morningstar.

How did the Fund perform during the last fiscal year?

The Fund's Class A shares increased 2.58 percent over the fiscal year (before the impact of any sales charges). By comparison, the Citigroup Treasury/Government Sponsored/Mortgage Bond Index (reflecting the performance of securities generally representing the bond market) increased 3.73 percent for the fiscal year, while the Lipper General U.S. Government Funds Universe Average (generally reflecting the performance of the universe of funds with similar investment objectives) increased 2.35 percent. Please note that Fund and peer group returns include applicable fees and expenses, whereas the index returns do not include any such fees.

What factors impacted Fund performance during the fiscal year?

Capital changes had little influence on annual performance. Shorter-term interest rates rose substantially, while longer-term rates changed little. Over the course of the fiscal year the Federal Reserve increased its target interest rate seven times for a total of 1.50 percent (to 5.25 percent). Yet, longer-term rates, as exemplified in the 10-year U.S. Treasury bond, rose a mere 0.28 percent. Because shorter-term interest rates, unlike their longer-term counterparts, have such little effect on capital gains and losses, few capital gains or losses were returned over the course of the year.

To be sure, interest rate changes do have the potential for the greatest effect on investment-grade bond funds, and the interest rate environment did exhibit some up and down change during the year; however, the net effect of this interest rate volatility was minor. Indeed, even the Merrill Lynch estimate of bond market volatility continued its movement toward historically low levels. (The Merrill Option Volatility Estimate, a measure of bond market confidence, is a yield curve-weighted index of the normalized implied volatility on one-month U.S. Treasury options. In other words, it explains the value of an option on U.S. Treasury securities when all other easily definable variables are accounted for - i.e., the time value of the option, the discount rate and time value of money and strike price/current price difference.) Except for a rise in late September 2006, the index is at its lowest level since September 2001 and near its lowest level since the index was formed in 1988. Given this, it would appear the bond market is quite confident. In such a market, income net of expenses is everything.

What other market conditions or events influenced the Fund's performance during the fiscal year?

Because of declining volatility and very narrow agency bond spreads, we have reduced substantially our usual emphasis on positive convexity. As noted above, the bond market over the last several years has been chiefly characterized by a reduction in volatility. There are several cyclical and fundamental reasons for this, in our opinion. Financial market volatility tends to be countercyclical; that is, the continuing economic expansion and low global expansion mutes market volatility. Volatility is negatively related to firm profitability: an improved balance sheet reduces market uncertainty. Improvements to the conduct of monetary policy over the past few years has helped to reduce market volatility as central bankers have tended to be incremental in rate setting, and the process seems to be becoming more transparent. Finally, financial markets are getting more sophisticated in the allocation of risk to those who want it (through derivatives) and this also has tended to reduce market volatility.

Portfolio Characteristics (as of 9/30/06)

Average maturity	6.45 years
Effective duration	4.11 years
Weighted average bond rating	AAA

Information presented is for illustrative purposes only and is subject to change.

What strategies and techniques did you employ that specifically affected the Fund's performance?

We have reduced the portfolio's convexity by adding more negatively convex mortgage-backed securities and callable U.S. agency debentures. Also, we've "laddered" the more liquid portion of the Fund by deploying money market investments, selling short-term Treasuries and buying intermediate-term Treasuries. Further reducing the barbell maturity structure, several of our U.S. agency, "put-able" positions are nearing put dates, thereby reducing several of our long duration positions. Although we have maintained our relative overweighting in mortgages at about 70 percent of the portfolio, the mortgages we traded for have higher yields and greater negative convexity. We also have added callable agencies in an effort to pick up more current yield against the Treasury curve. The Fund also benefited from a heavy weighting, relative to the benchmark, in higher-current-yielding callable agencies and mortgage-backed securities.

What is your outlook for the next
12 months?

While the economy should slow, in our opinion, we feel that it is not likely to go into a recession. In addition, we believe the yield curve should twist, volatility should trend higher (but stay relatively low) and mortgage spreads should widen slightly. The largest part of the economy is the consumer. With the housing market in decline and mortgage rates slightly higher, the consumer is likely to be under some pressure. Saving the day, so far, has been the decline in oil prices, which has acted like something of a tax reduction affecting all consumers and helping to somewhat offset the depressed wealth effect from declining housing. The better sectors of the economy appear to be the government and the corporate sectors. The former has done well since the tax-reductions of last year, which has extended to the state and local sectors as well. Also, as noted above, the corporate sector is flush. The government can afford to reduce taxes (or at least not to raise them) and the corporate sector ought to be providing enough job growth. We feel that both of these factors are likely to keep the economy from slipping into recession.

In this environment we feel the Federal Reserve ought to be reducing the target rate in 2007. If the economy does respond to a reduction in rates, we believe that the short part of the curve should decline to the inflation rate (around 3 percent) and longer-term bonds ought to rise in yield. Longer term, speculative bonds may rise as the economy revives. As the yield curve likely twists, and as the Fed moves toward action, we'd expect spreads to widen with the slight up-tick in volatility, in our opinion. We feel that continuing international tension should serve to exacerbate these tendencies. Given this economic outlook, we intend to continue to invest in intermediate-term, higher-quality securities, maintaining our high exposure to mortgage-backed securities and as high a current return commensurate with the Fund's high credit quality standards.

As with any mutual fund, the value of the Fund's shares will change, and you could lose money on your investment. Fixed-income securities are subject to interest rate risk, and, as such, the net asset value of the Fund's shares may fall as interest rates rise. These and other risks are more fully described in the Fund's prospectus.

The Fund's performance noted above is at net asset value (NAV), and does not include the effect of any applicable sales charges. If reflected, the sales charge would reduce the performance noted.

Certain U.S. government securities in which the Fund may invest, such as Treasury securities and securities issued by the Government National Mortgage Association (Ginnie Mae), are backed by the full faith and credit of the U.S. government. However, other government securities in which the Fund may invest, such as securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Federal Home Loan Banks (FHLB) are not backed by the full faith and credit of the U.S. government, are not insured or guaranteed by the U.S. government and, instead, may be supported only by the right of the issuer to borrow from the U.S. Treasury or by the credit of the issuer.

The opinions expressed in this report are those of the portfolio manager and are current only through the end of the period of the report as stated on the cover. The manager's views are subject to change at any time based on market and other conditions, and no forecasts can be guaranteed.

Comparison of Change in Value of
$10,000 Investment
Waddell & Reed Advisors Government Securities Fund, Class A Shares (1)	$16,000
Citigroup Treasury/Government Sponsored/Mortgage Bond Index	$17,948
Lipper General U.S. Government Funds Universe Average	$16,495

		W&R ADVISORS GOVERNMENT SEC. FUND CLASS A SHARES	CITIGROUP TREASURY/GOVT. SPONSORED/ MORTGAGE INDEX	LIPPER GENERAL U.S. GOVT. FUNDS UNIVERSE AVG.

MARCH	1997	9,575	10,000	10,000
MARCH	1998	10,709	11,173	11,178
MARCH	1999	11,292	11,907	11,782
MARCH	2000	11,497	12,183	11,883
SEPT	2000	11,953	12,786	12,381
SEPT	2001	13,469	14,424	13,879
SEPT	2002	14,508	15,690	15,050
SEPT	2003	14,856	16,249	15,413
SEPT	2004	15,218	16,814	15,762
SEPT	2005	15,597	17,303	16,120
SEPT	2006	16,000	17,948	16,495

Please note that the performance of the Fund's other share classes will be greater or less than the performance shown above for Class A based on the differences in loads and fees paid by shareholders investing in the different classes.

(1)The value of the investment in the Fund is impacted by the sales load at the time of the investment and by the ongoing expenses of the Fund and assumes reinvestment of dividends and distributions.

Average Annual Total Return(2)
Period	Class A	Class B	Class C	Class Y

1-year period ended 9-30-06	-1.78%	-2.29%	1.72%	3.00%
5-year period ended 9-30-06	2.61%	2.41%	2.65%	3.89%
10-year period ended 9-30-06	5.01%	–	–	5.81%
Since inception of Class (3) through 9-30-06	–	4.26%	4.34%	–

(2)Data quoted is past performance and is based on deduction of the maximum applicable sales load for each of the periods. Current performance may be lower or higher. Past performance is no guarantee of future results. Investment return and principal value of an investment will fluctuate and shares, when redeemed, may be worth more or less than their original cost. Please visit www.waddell.com for the Fund's most recent month-end performance. Class A shares carry a maximum front-end sales load of 4.25%. Class B and Class C shares carry maximum contingent deferred sales charges (CDSC) of 5% and 1%, respectively. (Accordingly, the Class C shares reflect no CDSC since it only applies to Class C shares redeemed within twelve months after purchase.) Class Y shares are not subject to sales charges.

(3)10-4-99 for Class B shares and 10-8-99 for Class C shares (the date on which shares were first acquired by shareholders).

Past performance is not necessarily indicative of future performance. Indexes are unmanaged. The performance graph and table do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or on the redemption of Fund shares.

SHAREHOLDER SUMMARY OF GOVERNMENT SECURITIES FUND

Portfolio Highlights

On September 30, 2006, Waddell & Reed Advisors Government Securities Fund had net assets totaling $225,953,992 invested in a diversified portfolio of:

98.03%	Bonds
1.97%	Cash and Cash Equivalents

As a shareholder of the Fund, for every $100 you had invested on September 30, 2006, your Fund owned:

Mortgage-Backed Obligations	$70.97
Treasury Obligations	$15.76
Agency Obligations	$11.30
Cash and Cash Equivalents	$1.97

The Investments of Government Securities Fund
September 30, 2006
UNITED STATES GOVERNMENT AND GOVERNMENT AGENCY OBLIGATIONS	Principal Amount in Thousands	Value

Agency Obligations - 11.30%
Federal Home Loan Bank,
5.75%, 10-15-07	$ 3,000	$3,017,835
Federal Home Loan Mortgage Corporation:
4.125%, 2-24-11	1,400	1,357,075
5.25%, 11-5-12	5,000	4,951,560
4.75%, 5-6-13	2,000	1,935,262
Federal National Mortgage Association,
5.3%, 2-22-11	4,000	3,985,844
Tennessee Valley Authority:
4.875%, 12-15-16	10,000	10,001,580
5.88%, 4-1-36	250	276,912

Total Agency Obligations		25,526,068

Mortgage-Backed Obligations - 70.97%
Federal Agricultural Mortgage Corporation, Guaranteed Agricultural Mortgage-Backed Securities,
7.064%, 1-25-12	2,932	2,954,944
Federal Home Loan Mortgage Corporation Agency REMIC/CMO:
5.0%, 5-15-19	4,500	4,385,727
5.0%, 5-15-23	8,000	7,778,084
5.5%, 4-15-24 (Interest Only)	2,394	109,725
5.5%, 4-15-24 (Interest Only)	4,996	335,398
6.0%, 3-15-29	697	706,985
5.0%, 7-15-29 (Interest Only)	2,535	284,095
7.5%, 9-15-29	4,097	4,306,371
4.0%, 2-15-30	3,000	2,880,416
4.25%, 3-15-31	2,054	1,984,494
5.0%, 9-15-31 (Interest Only)	3,061	491,561
5.0%, 9-15-32	5,500	5,179,352
Federal Home Loan Mortgage Corporation Fixed Rate Participation Certificates:
5.0%, 6-1-21	1,978	1,944,215
8.0%, 2-1-23	79	83,062
6.5%, 11-1-24	179	183,328
5.0%, 7-1-25	2,719	2,641,257
7.0%, 12-1-25	250	258,271
6.0%, 11-1-28	1,895	1,915,439
6.5%, 11-1-31	463	473,595
6.0%, 2-1-32	451	454,607
5.0%, 3-1-35	2,189	2,105,940
5.5%, 10-1-35	1,887	1,861,784
5.5%, 8-1-36	1,998	1,970,730
Federal Home Loan Mortgage Corporation Non-Agency REMIC/CMO:
5.5%, 12-15-13 (Interest Only)	930	191,130
5.0%, 4-15-18	3,950	3,871,436
5.5%, 10-15-31	8,000	7,947,674
Federal National Mortgage Association Agency REMIC/CMO:
5.0%, 3-25-18	7,000	6,823,501
5.0%, 3-25-18 (Interest Only)	1,586	123,265
5.0%, 6-25-18	6,000	5,931,832
5.5%, 2-25-32	4,500	4,481,602
4.0%, 11-25-32	1,120	1,068,192
4.0%, 2-25-33	1,227	1,187,597
4.0%, 3-25-33	1,933	1,845,335
3.5%, 8-25-33	5,615	5,080,538
Federal National Mortgage Association Fixed Rate Pass-Through Certificates:
5.5%, 1-1-17	987	990,102
5.5%, 10-1-23	1,977	1,963,973
5.0%, 4-1-24	3,150	3,060,345
5.0%, 2-1-25	7,038	6,836,846
7.42%, 10-1-25	5,433	6,161,972
6.0%, 4-1-33	6,564	6,612,242
5.0%, 3-1-34	2,711	2,614,008
6.0%, 4-1-34	4,369	4,389,270
5.5%, 12-1-34	8,959	8,843,645
Federal National Mortgage Association Non-Agency REMIC/CMO:
4.5%, 7-25-24	6,000	5,572,120
5.5%, 9-25-31	4,500	4,448,504
5.0%, 3-25-33	4,000	3,960,674
Government National Mortgage Association Agency REMIC/CMO:
5.5%, 6-20-28 (Interest Only)	5,630	435,607
5.0%, 1-20-32	2,076	2,047,002
Government National Mortgage Association Fixed Rate Pass-Through Certificates:
7.0%, 8-20-27	40	41,154
9.75%, 11-15-28	2,741	2,972,815
6.5%, 5-15-29	301	309,486
7.75%, 10-15-31	1,842	1,874,405
Guaranteed Development Company Participation Certificates, Series 1995-20 F, Guaranteed by the United States Small Business Administration (an Independent Agency of the United States),
6.8%, 6-1-15	938	966,353
United States Department of Veterans Affairs, Guaranteed REMIC Pass-Through Certificates, Vendee Mortgage Trust:
2001-3 Class G,
6.5%, 4-15-27	600	600,754
2002-3 Class G,
6.0%, 2-15-30	4,000	4,067,676
2003-1 Class D,
5.75%, 12-15-25	1,565	1,563,560
2003-1 Class E,
5.75%, 4-15-27	4,000	4,013,802
2003-2 Class D,
5.0%, 11-15-23	429	427,833
2003-2 Class E,
5.0%, 12-15-25	1,750	1,734,883

Total Mortgage-Backed Obligations		160,350,513

Treasury Obligations - 15.76%
United States Treasury Bond,
6.125%, 11-15-27	10,000	11,696,090
United States Treasury Notes:
5.125%, 6-30-08	2,000	2,012,812
4.0%, 4-15-10	12,000	11,768,904
5.0%, 2-15-11	1,500	1,526,543
4.0%, 2-15-15	9,000	8,615,043

Total Treasury Obligations		35,619,392

TOTAL UNITED STATES GOVERNMENT AND GOVERNMENT AGENCY OBLIGATIONS - 98.03%		$221,495,973

(Cost: $222,229,325)

SHORT-TERM SECURITY - 1.38%

Repurchase Agreement
J.P. Morgan Securities Inc., 4.9% Repurchase Agreement dated 9-29-06 to be repurchased at $3,125,276 on 10-2-06 (A)	3,124	$3,124,000
(Cost: $3,124,000)

TOTAL INVESTMENT SECURITIES - 99.41%		$224,619,973

(Cost: $225,353,325)

CASH AND OTHER ASSETS, NET OF LIABILITIES - 0.59%		1,334,019

NET ASSETS - 100.00%		$225,953,992

Notes to Schedule of Investments

Certain acronyms are used within the body of the Fund's holdings. The definitions of these acronyms are as follows: CMO - Collateralized Mortgage Obligation; REMIC - Real Estate Mortgage Investment Conduit.
(A)Collateralized by $2,675,000 United States Treasury Bond, 6.125% due 8-15-29; market value and accrued interest aggregate $3,176,256.
See Note 1 to financial statements for security valuation and other significant accounting policies concerning investments.
See Note 3 to financial statements for cost and unrealized appreciation and depreciation of investments owned for Federal income tax purposes.

Statement of Assets and Liabilities
      GOVERNMENT SECURITIES FUND
      September 30, 2006
      (In Thousands, Except for Per Share Amounts)

ASSETS
Investment securities - at value (Notes 1 and 3):
Securities (cost - $222,229)	$221,496
Repurchase agreement (cost - $3,124)	3,124

224,620
Cash	31
Receivables:
Interest	1,913
Fund shares sold	664
Prepaid and other assets	36

Total assets	227,264

LIABILITIES
Payable to Fund shareholders	1,052
Dividends payable	89
Accrued shareholder servicing (Note 2)	74
Accrued service fee (Note 2)	40
Accrued accounting services fee (Note 2)	8
Accrued management fee (Note 2)	6
Accrued distribution fee (Note 2)	1
Other	40

Total liabilities	1,310

Total net assets	$225,954

NET ASSETS
$0.01 par value capital stock:
Capital stock	$417
Additional paid-in capital	229,291
Accumulated undistributed income (loss):
Accumulated undistributed net investment income	–
Accumulated undistributed net realized loss on investment transactions	(3,021)
Net unrealized depreciation in value of investments	(733)

Net assets applicable to outstanding units of capital	$225,954

Net asset value per share (net assets divided by shares outstanding):
Class A	$5.42
Class B	$5.42
Class C	$5.42
Class Y	$5.42
Capital shares outstanding:
Class A	35,851
Class B	2,715
Class C	1,650
Class Y	1,447
Capital shares authorized	1,500,000

See Notes to Financial Statements.

Statement of Operations
      GOVERNMENT SECURITIES FUND
      For the Fiscal Year Ended September 30, 2006
      (In Thousands)

INVESTMENT INCOME
Income (Note 1B):
Interest and amortization	$12,333

Expenses (Note 2):
Accounting services fee	91
Audit fees	15
Custodian fees	17
Distribution fee:
Class A	11
Class B	121
Class C	75
Investment management fee	1,164
Legal fees	1
Service fee:
Class A	491
Class B	40
Class C	25
Shareholder servicing:
Class A	589
Class B	75
Class C	40
Class Y	9
Other	156

Total expenses	2,920

Net investment income	9,413

REALIZED AND UNREALIZED GAIN (LOSS)
ON INVESTMENTS (NOTES 1 AND 3)
Realized net loss on investments	(2,764)
Unrealized depreciation in value of investments during the period	(1,030)

Net loss on investments	(3,794)

Net increase in net assets resulting from operations	$5,619

See Notes to Financial Statements.

Statement of Changes in Net Assets
      GOVERNMENT SECURITIES FUND
      (In Thousands)

	For the fiscal year ended September 30,
	2006	2005

DECREASE IN NET ASSETS
Operations:
Net investment income	$9,413	$9,138
Realized net gain (loss) on investments	(2,764)	172
Unrealized depreciation	(1,030)	(3,322)

Net increase in net assets resulting from operations	5,619	5,988

Distributions to shareholders from (Note 1D):(1)
Net investment income:
Class A	(8,292)	(8,081)
Class B	(516)	(541)
Class C	(329)	(336)
Class Y	(276)	(180)
Realized gains on investment transactions:
Class A	(149)	(1,420)
Class B	(12)	(131)
Class C	(8)	(78)
Class Y	(3)	(28)

	(9,585)	(10,795)

Capital share transactions (Note 5)	(16,589)	(6,442)

Total decrease	(20,555)	(11,249)
NET ASSETS
Beginning of period	246,509	257,758

End of period	$225,954	$246,509

Undistributed net investment income	$–	$–

(1)See "Financial Highlights" on pages 19 - 22.

See Notes to Financial Statements.

Financial Highlights
      GOVERNMENT SECURITIES FUND
      Class A Shares
      For a Share of Capital Stock Outstanding Throughout Each Period:

	For the fiscal year ended September 30,
	2006	2005	2004	2003	2002

Net asset value, beginning of period	$5.51	$5.62	$5.72	$5.80	$5.63

Income (loss) from investment operations:
Net investment income	0.22	0.21	0.21	0.22	0.25
Net realized and unrealized gain (loss) on investments	(0.09)	(0.07)	(0.08)	(0.08)	0.17

Total from investment operations	0.13	0.14	0.13	0.14	0.42

Less distributions from:
Net investment income	(0.22)	(0.21)	(0.21)	(0.22)	(0.25)
Capital gains	(0.00)*	(0.04)	(0.02)	(0.00)	(0.00)

Total distributions	(0.22)	(0.25)	(0.23)	(0.22)	(0.25)

Net asset value, end of period	$5.42	$5.51	$5.62	$5.72	$5.80

Total return(1)	2.58%	2.49%	2.06%	2.40%	7.72%
Net assets, end of period (in millions)	$194	$213	$221	$297	$303
Ratio of expenses to average net assets	1.16%	1.17%	1.19%	1.05%	1.04%
Ratio of net investment income to average net assets	4.13%	3.78%	3.82%	3.76%	4.40%
Portfolio turnover rate	53%	36%	13%	93%	27%

*Not shown due to rounding.

(1)Total return calculated without taking into account the sales load deducted on an initial purchase.

See Notes to Financial Statements.

Financial Highlights
      GOVERNMENT SECURITIES FUND
      Class B Shares
      For a Share of Capital Stock Outstanding Throughout Each Period:

	For the fiscal year ended September 30,
	2006	2005	2004	2003	2002

Net asset value, beginning of period	$5.51	$5.62	$5.72	$5.80	$5.63

Income (loss) from investment operations:
Net investment income	0.17	0.16	0.16	0.17	0.20
Net realized and unrealized gain (loss) on investments	(0.09)	(0.07)	(0.08)	(0.08)	0.17

Total from investment operations	0.08	0.09	0.08	0.09	0.37

Less distributions from:
Net investment income	(0.17)	(0.16)	(0.16)	(0.17)	(0.20)
Capital gains	(0.00)*	(0.04)	(0.02)	(0.00)	(0.00)

Total distributions	(0.17)	(0.20)	(0.18)	(0.17)	(0.20)

Net asset value, end of period	$5.42	$5.51	$5.62	$5.72	$5.80

Total return	1.64%	1.56%	1.12%	1.53%	6.79%
Net assets, end of period (in millions)	$15	$18	$20	$28	$27
Ratio of expenses to average net assets	2.09%	2.09%	2.12%	1.90%	1.90%
Ratio of net investment income to average net assets	3.20%	2.87%	2.89%	2.91%	3.51%
Portfolio turnover rate	53%	36%	13%	93%	27%

*Not shown due to rounding.

See Notes to Financial Statements.

Financial Highlights
      GOVERNMENT SECURITIES FUND
      Class C Shares
      For a Share of Capital Stock Outstanding Throughout Each Period:

	For the fiscal year ended September 30,
	2006	2005	2004	2003	2002

Net asset value, beginning of period	$5.51	$5.62	$5.72	$5.80	$5.63

Income (loss) from investment operations:
Net investment income	0.18	0.16	0.17	0.17	0.20
Net realized and unrealized gain (loss) on investments	(0.09)	(0.07)	(0.08)	(0.08)	0.17

Total from investment operations	0.09	0.09	0.09	0.09	0.37

Less distributions from:
Net investment income	(0.18)	(0.16)	(0.17)	(0.17)	(0.20)
Capital gains	(0.00)*	(0.04)	(0.02)	(0.00)	(0.00)

Total distributions	(0.18)	(0.20)	(0.19)	(0.17)	(0.20)

Net asset value, end of period	$5.42	$5.51	$5.62	$5.72	$5.80

Total return	1.72%	1.62%	1.20%	1.58%	6.86%
Net assets, end of period (in millions)	$9	$11	$12	$19	$22
Ratio of expenses to average net assets	2.01%	2.04%	2.04%	1.85%	1.85%
Ratio of net investment income to average net assets	3.28%	2.92%	2.97%	2.96%	3.58%
Portfolio turnover rate	53%	36%	13%	93%	27%

*Not shown due to rounding.

See Notes to Financial Statements.

Financial Highlights
      GOVERNMENT SECURITIES FUND
      Class Y Shares
      For a Share of Capital Stock Outstanding Throughout Each Period:

	For the fiscal year ended September 30,
	2006	2005	2004	2003	2002

Net asset value, beginning of period	$5.51	$5.62	$5.72	$5.80	$5.63

Income (loss) from investment operations:
Net investment income	0.24	0.23	0.24	0.23	0.26
Net realized and unrealized gain (loss) on investments	(0.09)	(0.07)	(0.08)	(0.08)	0.17

Total from investment operations	0.15	0.16	0.16	0.15	0.43

Less distributions from:
Net investment income	(0.24)	(0.23)	(0.24)	(0.23)	(0.26)
Capital gains	(0.00)*	(0.04)	(0.02)	(0.00)	(0.00)

Total distributions	(0.24)	(0.27)	(0.26)	(0.23)	(0.26)

Net asset value, end of period	$5.42	$5.51	$5.62	$5.72	$5.80

Total return	3.00%	2.91%	2.49%	2.72%	8.03%
Net assets, end of period (in millions)	$8	$5	$4	$4	$8
Ratio of expenses to average net assets	0.76%	0.77%	0.77%	0.73%	0.74%
Ratio of net investment income to average net assets	4.56%	4.19%	4.24%	4.07%	4.69%
Portfolio turnover rate	53%	36%	13%	93%	27%

*Not shown due to rounding.

See Notes to Financial Statements.

Questions and Answers with Portfolio Management
      September 30, 2006

Below, W. Patrick Sterner, CFA, portfolio manager of the Waddell & Reed Advisors Limited-Term Bond Fund, discusses the Fund's positioning, performance and results for the fiscal year ended Sept. 30, 2006. He has managed the Fund for three years and has 30 years of industry experience.

DURATION
SHORT	INTER	LONG
X			HIGH	QUALITY
MEDIUM
LOW

This diagram shows the Fund's fixed-income investment style by displaying the average credit quality of the bonds owned and the Fund's interest rate sensitivity, as measured by average maturity. Shaded areas show the past three years of quarterly data.

Source: Morningstar.

How did the Fund perform during the last fiscal year?

We underperformed the Fund's benchmark, with Class A shares increasing 2.69 percent over the fiscal year (before the impact of any sales charges). By comparison, the Citigroup 1-5 Years Treasury/Government Sponsored/Credit Index (reflecting the performance of securities generally representing the limited-term sector of the bond market) increased 3.83 percent for the fiscal year, while the Lipper Short-Intermediate Investment Grade Debt Funds Universe Average (generally reflecting the performance of the universe of funds with similar investment objectives) increased 3.06 percent. Please note that Fund and peer group returns include applicable fees and expenses, whereas the index returns do not include any such fees.

What factors impacted Fund performance during the fiscal year?

Several factors contributed positively to the Fund's performance over the past year, the most important of which was a substantial weighting in mortgage-backed securities. Mortgages were the best-performing sector of the fixed-income market over the last 12 months. A small position in interest-only mortgages also performed well as interest rates increased during the year. In addition, a relatively short duration in a rising interest rate environment helped the overall return.

Returns were negatively impacted by the Fund's underweighting in both U.S. agency securities and corporate securities in the financial sector as agencies turned in a strong performance, returning 70 basis points (0.70 percent) over Treasuries. The Fund held only a small percentage of agencies in relation to its exposure to Treasury notes. In the corporate area, the Fund emphasized the industrial sector over financials, the latter being the top-performing corporate sector returning 60 basis points (0.60 percent) more than industrial securities.

Portfolio Characteristics (as of 9/30/06)

Average maturity	2.78 years
Effective duration	2.20 years
Weighted average bond rating	AAA

Information presented is for illustrative purposes only and is subject to change.

What other market conditions or events influenced the Fund's performance during the fiscal year?

Interest rates reversed course in the middle of the year, ending the third quarter significantly below the peak rates seen at the end of June. The five-year Treasury note was yielding almost 5.25 percent at the end of the second quarter, before steadily lowering to a 4.60 percent yield on September 30. Rates are still above those seen at the beginning of the year, however, when the five-year rate was 4.30 percent.

There have been mounting signs that the economy is starting to slow somewhat. Housing has been especially weak, with prices of existing homes falling for the first time in 11 years as sales dropped to the lowest level since early 2004. The Federal Reserve, believing that slower growth is likely to dampen inflation, ended their two-year campaign of raising rates at their August meeting, which helped Treasuries to their biggest quarterly rally in four years. At their September meeting, the Fed said in a statement that "moderation in economic growth appears to be continuing, partly reflecting a cooling in the housing market."

Outside of the housing sector, the economic news has not been all that bad. Job growth continues at a steady pace, unemployment claims have remained level and plans by businesses to add jobs has been strong. The National Federation of Independent Businesses reported their index of hiring plans at 17 in their August survey, near the top of the 10-19 range over the past two years. We believe that the recent steep decline in gasoline and heating oil prices should also help bolster consumer confidence and spending plans as we head into the fourth quarter.

What strategies and techniques did you employ that specifically affected the Fund's performance?

Our management style attempts to identify relative value opportunities between sectors of the market. Those sectors include Treasuries, agencies, corporates and mortgage-backed securities. We expected interest rates to increase gradually over the year, which would favor mortgage-backed securities with limited extension risk, and we also felt that corporate credit spreads were becoming too tight and did not offer good value. As a result, we emphasized mortgages and cut back on our corporate bond exposure.

What is your outlook for the next
12 months?

With the two-year Treasury note yielding almost 60 basis points less than the overnight rate, we believe the market appears to be discounting a pronounced slowing in economic activity and an imminent cut in the Fed funds rate. We feel that the bond market is somewhat ahead of itself and look for interest rates to move gradually higher over the near term. In our opinion, a combination of lower energy prices and low unemployment levels should help to offset the weakness in housing and provide for continued moderate growth as we move into 2007. Under this scenario, we think the Fed is likely to maintain the funds rate at current levels through the end of the year.

We still feel that corporate credit spreads are so expensive that there is little upside potential in owning corporate bonds except in selected names. With this backdrop, we intend to continue to emphasize Treasury securities and mortgage-backed securities with limited extension risk.

As with any mutual fund, the value of the Fund's shares will change, and you could lose money on your investment. Fixed-income securities are subject to interest rate risk, and, as such, the net asset value of the Fund's shares may fall as interest rates rise. These and other risks are more fully described in the Fund's prospectus.

The Fund's performance noted above is at net asset value (NAV), and does not include the effect of any applicable sales charges. If reflected, the sales charge would reduce the performance noted.

Certain U.S. government securities in which the Fund may invest, such as Treasury securities and securities issued by the Government National Mortgage Association (Ginnie Mae), are backed by the full faith and credit of the U.S. government. However, other government securities in which the Fund may invest, such as securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Federal Home Loan Banks (FHLB) are not backed by the full faith and credit of the U.S. government, are not insured or guaranteed by the U.S. government and, instead, may be supported only by the right of the issuer to borrow from the U.S. Treasury or by the credit of the issuer.

The opinions expressed in this report are those of the portfolio manager and are current only through the end of the period of the report as stated on the cover. The manager's views are subject to change at any time based on market and other conditions, and no forecasts can be guaranteed.

Comparison of Change in Value of
$10,000 Investment
Waddell & Reed Advisors Limited-Term Bond Fund: Class A Shares (1)(2)	$10,675
Class B Shares (2)	$10,543
Class C Shares (2)	$10,567
Class Y Shares (2)	$11,147
Citigroup 1-5 Years Treasury/Government Sponsored/Credit Index	$11,354
Lipper Short-Intermediate Investment Grade Debt Funds Universe Average	$11,300

		W&R ADVISORS LIMITED-TERM BOND FUND CLASS A SHARES	W&R ADVISORS LIMITED-TERM BOND FUND CLASS B SHARES	W&R ADVISORS LIMITED-TERM BOND FUND CLASS C SHARES	W&R ADVISORS LIMITED-TERM BOND FUND CLASS Y SHARES	CITIGROUP GOVT/CREDIT 1-5 YR INDEX	LIPPER SHORT-INTERMEDIATE INVESTMENT GRADE DEBT FUNDS UNIVERSE AVG.

9/3/02		9,750	10,000	10,000	10,000	10,000	10,000
SEPT	2002	9,809	10,055	10,055	10,063	10,130	10,129
SEPT	2003	10,172	10,334	10,329	10,475	10,622	10,623
SEPT	2004	10,294	10,362	10,367	10,651	10,822	10,834
SEPT	2005	10,396	10,365	10,381	10,805	10,935	10,964
SEPT	2006	10,675	10,543	10,567	11,147	11,354	11,300

(1)The value of the investment in the Fund is impacted by the sales load at the time of the investment.

(2)The value of the investment in the Fund is impacted by the ongoing expenses of the Fund and assumes reinvestment of dividends and distributions.

Average Annual Total Return(3)
Period	Class A	Class B	Class C	Class Y

1-year period ended 9-30-06	0.12%	-2.27%	1.79%	3.16%
5-year period ended 9-30-06	–	–	–	–
10-year period ended 9-30-06	–	–	–	–
Since inception of Class through 9-30-06 (4)	1.62%	0.83%	1.36%	2.70%

(3)Data quoted is past performance and is based on deduction of the maximum applicable sales load for each of the periods. Current performance may be lower or higher. Past performance is no guarantee of future results. Investment return and principal value of an investment will fluctuate and shares, when redeemed, may be worth more or less than their original cost. Please visit www.waddell.com for the Fund's most recent month-end performance. Class A shares carry a maximum front-end sales load of 2.50%. Class B and Class C shares carry maximum contingent deferred sales charges (CDSC) of 5% and 1%, respectively. (Accordingly, the Class C shares reflect no CDSC since it only applies to Class C shares redeemed within twelve months after purchase.) Class Y shares are not subject to sales charges.

(4)9-3-02 for all classes of shares (the date on which shares were first acquired by shareholders).

Past performance is not necessarily indicative of future performance. Indexes are unmanaged. The performance graph and table do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or on the redemption of Fund shares

SHAREHOLDER SUMMARY OF LIMITED-TERM BOND FUND

Portfolio Highlights

On September 30, 2006, Waddell & Reed Advisors Limited-Term Bond Fund had net assets totaling $133,893,564 invested in a diversified portfolio of:

96.50%	Bonds
3.50%	Cash and Cash Equivalents

As a shareholder of the Fund, for every $100 you had invested on September 30, 2006, your Fund owned:

Corporate Debt Securities	$36.33
United States Government Agency Mortgage-Backed Obligations	$29.63
United States Government Treasury Obligations	$23.17
United States Government Agency Obligations	$7.37
Cash and Cash Equivalents	$3.50

On September 30, 2006, the breakdown of bonds (by ratings) held by the Fund was as follows:

AAA	60.17%
AA	2.21%
A	9.22%
BBB	24.90%
Cash and Cash Equivalents	3.50%

Ratings reflected in the wheel are taken from Standard & Poor's.

The Investments of Limited-Term Bond Fund
September 30, 2006
CORPORATE DEBT SECURITIES	Principal Amount in Thousands	Value

Aircraft - 3.78%
Raytheon Company,
6.75%, 8-15-07	$5,000	$5,054,130

Broadcasting - 2.18%
Cox Communications, Inc.,
4.625%, 1-15-10	3,000	2,918,124

Business Equipment and Services - 5.27%
International Lease Finance Corporation,
5.0%, 4-15-10	3,000	2,958,483
USA Waste Services, Inc.,
7.125%, 10-1-07	4,050	4,102,707
		7,061,190
Capital Equipment - 2.22%
John Deere Capital Corporation,
4.5%, 8-22-07	3,000	2,977,869

Chemicals - Petroleum and Inorganic - 2.20%
Monsanto Company,
4.0%, 5-15-08	3,000	2,938,941

Chemicals - Specialty - 2.51%
Praxair, Inc.,
2.75%, 6-15-08	3,500	3,364,179

Food and Related - 2.18%
Cadbury Schweppes US Finance LLC,
3.875%, 10-1-08 (A)	3,000	2,918,025

Forest and Paper Products - 2.34%
International Paper Company,
4.25%, 1-15-09	3,200	3,126,858

Mining - 1.54%
BHP Billiton Finance (USA) Limited,
5.0%, 12-15-10	2,075	2,059,288

Petroleum - International - 2.98%
Anadarko Petroleum Corporation,
5.375%, 3-1-07	4,000	3,994,044

Railroad - 3.04%
CSX Corporation,
6.25%, 10-15-08	4,000	4,074,884

Utilities - Electric - 5.34%
Kansas City Power & Light Company,
6.0%, 3-15-07	2,001	2,006,367
Virginia Electric and Power Company,
5.375%, 2-1-07	5,150	5,145,947
		7,152,314
Utilities - Telephone - 0.75%
SBC Communications Inc.,
5.61188%, 11-14-08	1,000	1,002,734

TOTAL CORPORATE DEBT SECURITIES - 36.33%		$48,642,580

(Cost: $49,201,010)

UNITED STATES GOVERNMENT AND GOVERNMENT AGENCY OBLIGATIONS

Agency Obligation - 7.37%
Federal Home Loan Mortgage Corporation:
3.625%, 9-15-08	5,000	4,875,170
5.0%, 10-18-10	5,000	4,999,165
		9,874,335
Mortgage-Backed Obligations - 29.63%
Federal Home Loan Mortgage Corporation Agency REMIC/CMO:
4.0%, 12-15-12	932	899,307
4.0%, 5-15-16	3,300	3,199,619
3.5%, 12-15-16	1,282	1,222,461
5.5%, 7-15-17 (Interest Only)	2,090	35,913
5.5%, 10-15-23 (Interest Only)	8,166	453,392
5.0%, 6-15-24 (Interest Only)	4,000	359,524
5.5%, 5-15-34	2,295	2,302,411
Federal Home Loan Mortgage Corporation Fixed Rate Participation Certificates:
5.5%, 5-1-07	229	228,329
4.5%, 5-1-10	1,328	1,308,057
4.0%, 6-1-14	3,485	3,355,590
5.0%, 9-1-17	148	145,884
4.5%, 1-1-18	1,737	1,678,040
4.5%, 2-1-18	1,714	1,656,162
4.5%, 4-1-18	1,733	1,675,287
4.5%, 3-1-19	2,958	2,854,102
Federal National Mortgage Association Agency REMIC/CMO:
5.0%, 6-25-22	4,251	4,209,453
5.0%, 6-25-28	4,191	4,155,741
Federal National Mortgage Association Fixed Rate Pass-Through Certificates:
5.5%, 2-1-17	96	96,213
5.5%, 1-1-18	948	950,253
5.0%, 3-1-18	1,661	1,636,686
5.0%, 6-1-20	2,418	2,376,758
5.106%, 10-1-35	1,444	1,410,459
Government National Mortgage Association Fixed Rate Pass-Through Certificates:
5.5%, 10-15-17	45	44,877
5.0%, 12-15-17	416	411,295
4.0%, 9-15-18	1,834	1,733,809
3.75%, 1-20-34	1,287	1,266,232
		39,665,854
Treasury Obligations - 23.17%
United States Treasury Notes:
4.75%, 11-15-08	5,000	5,006,835
4.0%, 6-15-09	4,000	3,937,500
4.0%, 3-15-10	4,000	3,924,064
5.0%, 2-15-11	4,000	4,070,780
5.0%, 8-15-11	5,000	5,096,290
4.375%, 8-15-12	5,000	4,947,850
4.75%, 5-15-14	4,000	4,033,908
		31,017,227

TOTAL UNITED STATES GOVERNMENT AND GOVERNMENT AGENCY OBLIGATIONS - 60.17%		$80,557,416

(Cost: $81,879,929)

SHORT-TERM SECURITY - 2.65%

Aluminum
Alcoa Incorporated,
5.4%, 10-2-06	3,552	$3,551,467
(Cost: $3,551,467)

TOTAL INVESTMENT SECURITIES - 99.15%		$132,751,463

(Cost: $134,632,406)

CASH AND OTHER ASSETS, NET OF LIABILITIES - 0.85%		1,142,101

NET ASSETS - 100.00%		$133,893,564

Notes to Schedule of Investments

Certain acronyms are used within the body of the Fund's holdings. The definitions of these acronyms are as follows: CMO - Collateralized Mortgage Obligation; REMIC - Real Estate Mortgage Investment Conduit.

(A)Security was purchased pursuant to Rule 144A under the Securities Act of 1933 and may be resold in transactions exempt from registration, normally to qualified institutional buyers. At September 30, 2006, the total value of this security amounted to 2.18% of net assets.
See Note 1 to financial statements for security valuation and other significant accounting policies concerning investments.
See Note 3 to financial statements for cost and unrealized appreciation and depreciation of investments owned for Federal income tax purposes.

Statement of Assets and Liabilities
      LIMITED-TERM BOND FUND
      September 30, 2006
      (In Thousands, Except for Per Share Amounts)

ASSETS
Investment securities - at value (cost - $134,632) (Notes 1 and 3)	$132,751
Cash	4
Receivables:
Interest	1,323
Fund shares sold	190
Prepaid and other assets	27

Total assets	134,295

LIABILITIES
Payable to Fund shareholders	261
Accrued shareholder servicing (Note 2)	52
Dividends payable	36
Accrued service fee (Note 2)	23
Accrued accounting services fee (Note 2)	5
Accrued management fee (Note 2)	4
Accrued distribution fee (Note 2)	1
Other	19

Total liabilities	401

Total net assets	$133,894

NET ASSETS
$0.01 par value capital stock:
Capital stock	$135
Additional paid-in capital	136,692
Accumulated undistributed income (loss):
Accumulated undistributed net investment income	–
Accumulated undistributed net realized loss on investment transactions	(1,052)
Net unrealized depreciation in value of investments	(1,881)

Net assets applicable to outstanding units of capital	$133,894

Net asset value per share (net assets divided by shares outstanding):
Class A	$9.95
Class B	$9.95
Class C	$9.95
Class Y	$9.95
Capital shares outstanding:
Class A	11,237
Class B	723
Class C	525
Class Y	978
Capital shares authorized	1,500,000

See Notes to Financial Statements.

Statement of Operations
      LIMITED-TERM BOND FUND
      For the Fiscal Year Ended September 30, 2006
      (In Thousands)

INVESTMENT INCOME
Income (Note 1B):
Interest and amortization	$6,512

Expenses (Note 2):
Accounting services fee	67
Audit fees	14
Custodian fees	10
Distribution fee:
Class A	7
Class B	60
Class C	44
Investment management fee	758
Legal fees	1
Service fee:
Class A	292
Class B	20
Class C	15
Shareholder servicing:
Class A	416
Class B	43
Class C	28
Class Y	27
Other	123

Total expenses	1,925

Net investment income	4,587

REALIZED AND UNREALIZED GAIN (LOSS)
ON INVESTMENTS (NOTES 1 AND 3)
Realized net loss on investments	(780)
Unrealized depreciation in value of investments during the period	(62)

Net loss on investments	(842)

Net increase in net assets resulting from operations	$3,745

See Notes to Financial Statements.

Statement of Changes in Net Assets
      LIMITED-TERM BOND FUND
      (In Thousands)

	For the fiscal year ended September 30,
	2006	2005

DECREASE IN NET ASSETS
Operations:
Net investment income	$4,587	$4,122
Realized net loss on investments	(780)	(241)
Unrealized depreciation	(62)	(2,291)

Net increase in net assets resulting from operations	3,745	1,590

Distributions to shareholders from (Note 1D):(1)
Net investment income:
Class A	(3,658)	(3,293)
Class B	(168)	(142)
Class C	(127)	(123)
Class Y	(634)	(564)
Realized gains on investment transactions:
Class A	(–)	(91)
Class B	(–)	(7)
Class C	(–)	(5)
Class Y	(–)	(13)

	(4,587)	(4,238)

Capital share transactions (Note 5)	(25,488)	(14,120)

Total decrease	(26,330)	(16,768)
NET ASSETS
Beginning of period	160,224	176,992

End of period	$133,894	$160,224

Undistributed net investment income	$–	$–

(1)See "Financial Highlights" on pages 35 - 38.

See Notes to Financial Statements.

Financial Highlights
      LIMITED-TERM BOND FUND
      Class A Shares
      For a Share of Capital Stock Outstanding Throughout Each Period:

	For the fiscal year ended September 30,							For the period from 9-3-02(1) to
	2006	2005		2004		2003		9-30-02

Net asset value, beginning of period	$9.98		$10.14		$10.23		$10.05	$10.00

Income (loss) from investment operations:
Net investment income	0.30		0.25		0.21		0.19	0.01
Net realized and unrealized gain (loss) on investments	(0.03)		(0.15)		(0.09)		0.18	0.05

Total from investment operations	0.27		0.10		0.12		0.37	0.06

Less distributions from:
Net investment income	(0.30)		(0.25)		(0.21)		(0.19)	(0.01)
Capital gains	(0.00)		(0.01)		(0.00	)*	(0.00)	(0.00)

Total distributions	(0.30)		(0.26)		(0.21)		(0.19)	(0.01)

Net asset value, end of period	$9.95		$9.98		$10.14		$10.23	$10.05

Total return(2)	2.69%		0.99%		1.20%		3.70%	0.61%
Net assets, end of period (in millions)	$112		$125		$139		$113	$4
Ratio of expenses to average net assets including voluntary expense waiver	1.24%		1.23%		1.28%		1.25%	1.16	%(3)
Ratio of net investment income to average net assets including voluntary expense waiver	3.06%		2.51%		2.05%		1.87%	1.82	%(3)
Ratio of expenses to average net assets excluding voluntary expense waiver	1.24	%(4)	1.23	%(4)	1.28	%(4)	1.28%	1.66	%(3)
Ratio of net investment income to average net assets excluding voluntary expense waiver	3.06	%(4)	2.51	%(4)	2.05	%(4)	1.84%	1.32	%(3)
Portfolio turnover rate	30%		30%		41%		24%	3%

* Not shown due to rounding.

(1)Commencement of operations of the class.
(2)Total return calculated without taking into account the sales load deducted on an initial purchase.
(3)Annualized.
(4)There was no waiver of expenses during the period.

See Notes to Financial Statements.

Financial Highlights
      LIMITED-TERM BOND FUND
      Class B Shares
      For a Share of Capital Stock Outstanding Throughout Each Period:

	For the fiscal year ended September 30,							For the period from 9-3-02(1) to
	2006	2005		2004		2003		9-30-02

Net asset value, beginning of period	$9.98		$10.14		$10.23		$10.05	$10.00

Income (loss) from investment operations:
Net investment income	0.21		0.16		0.11		0.10	0.01
Net realized and unrealized gain (loss) on investments	(0.03)		(0.15)		(0.09)		0.18	0.05

Total from investment operations	0.18		0.01		0.02		0.28	0.06

Less distributions from:
Net investment income	(0.21)		(0.16)		(0.11)		(0.10)	(0.01)
Capital gains	(0.00)		(0.01)		(0.00	)*	(0.00)	(0.00)

Total distributions	(0.21)		(0.17)		(0.11)		(0.10)	(0.01)

Net asset value, end of period	$9.95		$9.98		$10.14		$10.23	$10.05

Total return	1.72%		0.02%		0.27%		2.78%	0.55%
Net assets, end of period (in thousands)	$7,190	$8,452	$10,511		$10,155			$309
Ratio of expenses to average net assets including voluntary expense waiver	2.19%		2.19%		2.20%		2.15%	2.05	%(2)
Ratio of net investment income to average net assets including voluntary expense waiver	2.11%		1.54%		1.13%		0.97%	0.91	%(2)
Ratio of expenses to average net assets excluding voluntary expense waiver	2.19	%(3)	2.19	%(3)	2.20	%(3)	2.18%	2.55	%(2)
Ratio of net investment income to average net assets excluding voluntary expense waiver	2.11	%(3)	1.54	%(3)	1.13	%(3)	0.94%	0.41	%(2)
Portfolio turnover rate	30%		30%		41%		24%	3%

*Not shown due to rounding.

(1)Commencement of operations of the class.
(2)Annualized.
(3)There was no waiver of expenses during the period.

See Notes to Financial Statements.

Financial Highlights
      LIMITED-TERM BOND FUND
      Class C Shares
      For a Share of Capital Stock Outstanding Throughout Each Period:

	For the fiscal year ended September 30,							For the period from 9-3-02(1) to
	2006	2005		2004		2003		9-30-02

Net asset value, beginning of period	$9.98		$10.14		$10.23		$10.05	$10.00

Income (loss) from investment operations:
Net investment income	0.21		0.17		0.12		0.09	0.01
Net realized and unrealized gain (loss) on investments	(0.03)		(0.15)		(0.09)		0.18	0.05

Total from investment operations	0.18		0.02		0.03		0.27	0.06

Less distributions from:
Net investment income	(0.21)		(0.17)		(0.12)		(0.09)	(0.01)
Capital gains	(0.00)		(0.01)		(0.00	)*	(0.00)	(0.00)

Total distributions	(0.21)		(0.18)		(0.12)		(0.09)	(0.01)

Net asset value, end of period	$9.95		$9.98		$10.14		$10.23	$10.05

Total return	1.79%		0.13%		0.37%		2.73%	0.55%
Net assets, end of period (in thousands)	$5,218	$6,297		$9,079		$6,946		$66
Ratio of expenses to average net assets including voluntary expense waiver	2.12%		2.09%		2.11%		2.11%	2.03	%(2)
Ratio of net investment income to average net assets including voluntary expense waiver	2.17%		1.64%		1.23%		1.01%	0.89	%(2)
Ratio of expenses to average net assets excluding voluntary expense waiver	2.12	%(3)	2.09	%(3)	2.11	%(3)	2.14%	2.53	%(2)
Ratio of net investment income to average net assets excluding voluntary expense waiver	2.17	%(3)	1.64	%(3)	1.23	%(3)	0.98%	0.39	%(2)
Portfolio turnover rate	30%		30%		41%		24%	3%

*Not shown due to rounding

(1)Commencement of operations of the class.
(2)Annualized.
(3)There was no waiver of expenses during the period.

See Notes to Financial Statements.

Financial Highlights
      LIMITED-TERM BOND FUND
      Class Y Shares
      For a Share of Capital Stock Outstanding Throughout Each Period:

	For the fiscal year ended September 30,							For the period from 9-3-02(1) to
	2006	2005		2004		2003		9-30-02

Net asset value, beginning of period	$9.98		$10.14		$10.23		$10.05	$10.00

Income (loss) from investment operations:
Net investment income	0.35		0.30		0.26		0.23	0.01
Net realized and unrealized gain (loss) on investments	(0.03)		(0.15)		(0.09)		0.18	0.05

Total from investment operations	0.32		0.15		0.17		0.41	0.06

Less distributions from:
Net investment income	(0.35)		(0.30)		(0.26)		(0.23)	(0.01)
Capital gains	(0.00)		(0.01)		(0.00	)*	(0.00)	(0.00)

Total distributions	(0.35)		(0.31)		(0.26)		(0.23)	(0.01)

Net asset value, end of period	$9.95		$9.98		$10.14		$10.23	$10.05

Total return	3.16%		1.45%		1.68%		4.10%	0.63%
Net assets, end of period (in millions)	$10		$20		$18		$11	$7
Ratio of expenses to average net assets including voluntary expense waiver	0.78%		0.78%		0.80%		0.88%	0.92	%(2)
Ratio of net investment income to average net assets including voluntary expense waiver	3.50%		2.97%		2.55%		2.27%	1.77	%(2)
Ratio of expenses to average net assets excluding voluntary expense waiver	0.78	%(3)	0.78	%(3)	0.80	%(3)	0.91%	1.42	%(2)
Ratio of net investment income to average net assets excluding voluntary expense waiver	3.50	%(3)	2.97	%(3)	2.55	%(3)	2.24%	1.27	%(2)
Portfolio turnover rate	30%		30%		41%		24%	3%

*Not shown due to rounding

(1)Commencement of operations of the class.
(2)Annualized.
(3)There was no waiver of expenses during the period.

See Notes to Financial Statements.

Notes to Financial Statements
      September 30, 2006

NOTE 1 - Significant Accounting Policies

Waddell & Reed Advisors Fixed Income Funds, Inc. (the Corporation) is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. The Corporation issues two series of capital shares; each series represents ownership of a separate mutual fund. The assets belonging to each Fund are held separately by the custodian. The capital shares of each Fund represent a pro rata beneficial interest in the principal, net income and realized and unrealized capital gains or losses of its respective investments and other assets. The following is a summary of significant accounting policies consistently followed by the Funds in the preparation of their financial statements. The policies are in conformity with accounting principles generally accepted in the United States of America.

A. Security valuation - Bonds, other than convertible bonds, are valued using a pricing system provided by a pricing service or dealer in bonds. Convertible bonds are valued using this pricing system only on days when there is no sale reported. Restricted securities and securities for which quotations are not readily available or are deemed not to be reliable because of significant events or circumstances identified between the closing of their principal markets and the closing of the New York Stock Exchange are valued at fair value as determined in good faith under procedures established by and under the general supervision of the Corporation's Board of Directors. Management's valuation committee makes fair value determinations for the Corporation, subject to the supervision of the Board of Directors. Short-term debt securities, purchased with less than 60 days to maturity, are valued at amortized cost, which approximates market value. Short-term debt securities denominated in foreign currencies are valued at amortized cost in that currency.

B. Security transactions and related investment income - Security transactions are accounted for on the trade date (date the order to buy or sell is executed). Securities gains and losses are calculated on the identified cost basis. Premium and discount on the purchase of bonds are amortized for both financial and tax reporting purposes over the remaining lives of the bonds. Interest income is recorded on the accrual basis and includes differences between cost and face amount on principal reductions of securities. See Note 3 - Investment Security Transactions.

C. Federal income taxes - It is the Corporation's policy to distribute all of its taxable income and capital gains to its shareholders and otherwise qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. In addition, the Corporation intends to pay distributions as required to avoid imposition of excise tax. Accordingly, provision has not been made for Federal income taxes. See Note 4 - Federal Income Tax Matters.

D. Dividends and distributions - For each Fund, all of that Fund's net investment income is declared and recorded by the Fund as dividends payable on each day to shareholders of record as of the close of the preceding business day. Net investment income dividends and capital gains distributions are determined in accordance with income tax regulations which may differ from accounting principles generally accepted in the United States of America. These differences are due to differing treatments for items such as deferral of wash sales and post-October losses, net operating losses and expiring capital loss carryovers.

E. Repurchase agreements - Repurchase agreements are collateralized by the value of the resold securities which, during the entire period of the agreement, remains at least equal to the value of the loan, including accrued interest thereon. The collateral for the repurchase agreement is held by the Fund's custodian bank.

F. Recently issued accounting standards - In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity, including mutual funds, in a tax return before being measured and recognized in the financial statements. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Corporation will adopt FIN 48 during 2007 and its potential impact on each Fund's financial statements, if any, is currently being assessed by management. In September 2006, FASB issued Statement on Financial Accounting Standards (SFAS) No. 157, "Fair Value Measurements." SFAS No. 157 defines  fair value for purposes of financial statement presentation, establishes a hierarchy for  measuring fair value in generally accepted accounting principles and expands  financial statement disclosures about fair value measurements that are relevant  to mutual funds. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.   The Corporation will adopt SFAS No. 157 during  2008 and its potential impact, if any, on each Fund's financial statements is currently being assessed by management.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

NOTE 2 - Investment Management and Payments to Affiliated Persons

Waddell & Reed Investment Management Company (WRIMCO), a wholly owned subsidiary of Waddell & Reed, Inc. (W&R), serves as the Corporation's investment manager. The Corporation pays a fee for investment management services. The fee is computed and paid daily based on the net asset value at the close of business. Until September 30, 2006, the fee was payable by each Fund at the following annual rates:

Fund	Net Asset Breakpoints	Annual Rate

Government Securities Fund	Up to $500 Million	0.500%
	Over $500 Million up to $1 Billion	0.450%
	Over $1 Billion up to $1.5 Billion	0.400%
	Over $1.5 Billion	0.350%

Limited-Term Bond Fund	Up to $500 Million	0.500%
	Over $500 Million up to $1 Billion	0.450%
	Over $1 Billion up to $1.5 Billion	0.400%
	Over $1.5 Billion	0.350%

Effective October 1, 2006, under the terms of a settlement agreement reached in July 2006 (see Note 6), the fee is payable by each Fund at the following annual rates:

Fund	Net Asset Breakpoints	Annual Rate

Government Securities Fund	Up to $500 Million	0.460%
	Over $500 Million up to $1 Billion	0.450%
	Over $1 Billion up to $1.5 Billion	0.400%
	Over $1.5 Billion	0.350%

Limited-Term Bond Fund	Up to $500 Million	0.455%
	Over $500 Million up to $1 Billion	0.450%
	Over $1 Billion up to $1.5 Billion	0.400%
	Over $1.5 Billion	0.350%

However, WRIMCO has agreed to waive a Fund's management fee on any day that the Fund's net assets are less than $25 million, subject to WRIMCO's right to change or modify this waiver.

The Corporation has an Accounting Services Agreement with Waddell & Reed Services Company (WRSCO), a wholly owned subsidiary of W&R. Under the agreement, WRSCO acts as the agent in providing bookkeeping and accounting services and assistance to the Corporation, including maintenance of each Fund's records, pricing of each Fund's shares, preparation of prospectuses for existing shareholders, preparation of proxy statements and certain shareholder reports. For these services, each of the Funds pays WRSCO a monthly fee of one-twelfth of the annual fee shown in the following table:

Accounting Services Fee

Average Net Asset Level (in millions)				Annual Fee Rate for Each Level

From	$0	to	$10	$0
From	$10	to	$25	$11,500
From	$25	to	$50	$23,100
From	$50	to	$100	$35,500
From	$100	to	$200	$48,400
From	$200	to	$350	$63,200
From	$350	to	$550	$82,500
From	$550	to	$750	$96,300
From	$750	to	$1,000	$121,600
	$1,000 and Over			$148,500

In addition, for each class of shares in excess of one, each Fund pays WRSCO a monthly per-class fee equal to 2.5% of the monthly accounting services base fee.

Each Fund also pays monthly a fee at the annual rate of 0.01% or one basis point for the first $1 billion of net assets with no fee charged for net assets in excess of $1 billion.

For Class A, Class B and Class C shares, the Corporation pays WRSCO a per account charge for shareholder servicing. The monthly fee is as follows for each Fund: $1.6958 for each shareholder account which was in existence at any time during the prior month, except that, for broker-serviced accounts, effective September 1, 2006, the monthly charge for those accounts became $0.50 and, for Class A shares, $.75 for each shareholder check drawn on the checking account of the Fund. With respect to Class Y shares, the Corporation pays WRSCO a monthly fee at an annual rate of 0.15% of the average daily net assets of the class for the preceding month. The Corporation also reimburses W&R and WRSCO for certain out-of-pocket costs for all classes.

As principal underwriter for the Corporation's shares, W&R receives gross sales commissions (which are not an expense of the Corporation) for Class A shares. A contingent deferred sales charge (CDSC) may be assessed against a shareholder's redemption amount of Class A, Class B and Class C shares and is paid to W&R. During the fiscal year ended September 30, 2006, W&R received the following amounts in gross sales commissions and CDSC:

	Gross Sales Commissions	CDSC
		Class A	Class B	Class C

Government Securities Fund	$500,721	$770	$44,736	$5,245
Limited-Term Bond Fund	151,098	2,591	15,268	1,689

With respect to Class A, Class B and Class C shares, W&R pays sales commissions and all expenses in connection with the sale of the Corporation's shares, except for registration fees and related expenses. During the fiscal year ended September 30, 2006, W&R paid the following amounts: Government Securities Fund - $334,126 and Limited-Term Bond Fund - $104,166.

Under a Distribution and Service Plan for Class A shares adopted by the Corporation pursuant to Rule 12b-1 under the Investment Company Act of 1940, each Fund may pay a distribution and/or service fee to W&R in an amount not to exceed 0.25% of the Fund's Class A average annual net assets. The fee is to be paid to reimburse W&R for amounts it expends in connection with the distribution of the Class A shares and/or provision of personal services to Fund shareholders and/or maintenance of shareholder accounts.

Under the Distribution and Service Plan adopted by the Corporation for Class B and Class C shares, respectively, each Fund may pay W&R a service fee of up to 0.25%, on an annual basis, of the average daily net assets of the class to compensate W&R for providing services to shareholders of that class and/or maintaining shareholder accounts for that class and a distribution fee of up to 0.75%, on an annual basis, of the average daily net assets of the class to compensate W&R for distributing the shares of that class.

The Corporation paid Directors' regular compensation of $19,602, which is included in other expenses.

W&R is a subsidiary of Waddell & Reed Financial, Inc., a public holding company, and a direct subsidiary of Waddell & Reed Financial Services, Inc., a holding company.

NOTE 3 - Investment Security Transactions

Investment securities transactions for the fiscal year ended September 30, 2006 are summarized as follows:

	Government Securities Fund	Limited- Term Bond Fund

Purchases of investment securities, excluding short-term and U.S. government obligations	$–	$12,258,443
Purchases of U.S. government obligations	121,176,542	31,449,548
Purchases of short-term securities	1,053,250,898	890,122,161
Proceeds from maturities and sales of investment securities, excluding short-term and U.S. government obligations	–	34,481,175
Proceeds from U.S. government obligations	137,699,436	33,846,649
Proceeds from maturities and sales of short-term securities	1,055,513,000	888,980,358

For Federal income tax purposes, cost of investments owned at September 30, 2006 and the related appreciation (depreciation) were as follows:

	Cost	Appreciation	Depreciation	Aggregate Depreciation

Government Securities Fund	$225,665,207	$2,715,379	$3,760,613	$(1,045,234)
Limited-Term Bond Fund	134,643,709	167,664	2,059,910	(1,892,246)

NOTE 4 - Federal Income Tax Matters

For Federal income tax purposes, the Funds' distributed and undistributed earnings and profit for the fiscal year ended September 30, 2006 and the related capital loss carryover and post-October activity were as follows:

	Government Securities Fund	Limited- Term Bond Fund

Net ordinary income	$9,417,246	$4,589,046
Distributed ordinary income	9,551,454	4,588,351
Undistributed ordinary income	74,550	40,589

Realized long-term capital gains	–	–
Distributed long-term capital gains	66,497	–
Undistributed long-term capital gains	–	–

Capital loss carryover	31,608	270,105

Post-October losses deferred	2,677,502	735,515

Internal Revenue Code regulations permit each Fund to defer into its next fiscal year net capital losses or net long-term capital losses incurred between each November 1 and the end of its fiscal year (post-October losses).

Capital loss carryovers are available to offset future realized capital gain net income for Federal income tax purposes. The following shows the totals by year in which the capital loss carryovers will expire if not utilized.

	Government Securities Fund	Limited- Term Bond Fund

September 30, 2012	$–	$34,916
September 30, 2014	31,608	270,105

Total carryover	$31,608	$305,021

NOTE 5 - Multiclass Operations

Each Fund currently offers four classes of shares, Class A, Class B, Class C and Class Y, each of which have equal rights as to assets and voting privileges. Class Y shares are not subject to a sales charge on purchases, are not subject to a Rule 12b-1 Distribution and Service Plan and are subject to a separate shareholder servicing fee structure. A comprehensive discussion of the terms under which shares of each class are offered is contained in the Prospectus and the Statement of Additional Information for the Funds.

Income, non-class specific expenses, and realized and unrealized gains and losses are allocated daily to each class of shares based on the value of their relative net assets as of the beginning of each day adjusted for the prior day's capital share activity.

Transactions in capital stock for the fiscal year ended September 30, 2006 are summarized below. Amounts are in thousands.

	Government Securities Fund	Limited- Term Bond Fund

Shares issued from sale of shares:
Class A	7,856	3,849
Class B	290	205
Class C	391	184
Class Y	767	579
Shares issued from reinvestment of dividends and/or capital gains distribution:
Class A	1,480	361
Class B	95	16
Class C	60	13
Class Y	52	64
Shares redeemed:
Class A	(12,162)	(5,540)
Class B	(899)	(345)
Class C	(828)	(303)
Class Y	(182)	(1,672)

Decrease in outstanding capital shares	(3,080)	(2,589)

Value issued from sale of shares:
Class A	$42,406	$38,079
Class B	1,567	2,026
Class C	2,117	1,824
Class Y	4,136	5,743
Value issued from reinvestment of dividends and/or capital gains distribution:
Class A	7,987	3,567
Class B	514	165
Class C	326	126
Class Y	277	629
Value redeemed:
Class A	(65,623)	(54,756)
Class B	(4,847)	(3,412)
Class C	(4,468)	(2,999)
Class Y	(981)	(16,480)

Decrease in outstanding capital	$(16,589)	$(25,488)

Transactions in capital stock for the fiscal year ended September 30, 2005 are summarized below. Amounts are in thousands.

	Government Securities Fund	Limited- Term Bond Fund

Shares issued from sale of shares:
Class A	8,718	4,353
Class B	424	176
Class C	538	210
Class Y	160	455
Shares issued from reinvestment of dividends and/or capital gains distribution:
Class A	1,622	329
Class B	118	15
Class C	72	12
Class Y	37	57
Shares redeemed:
Class A	(11,088)	(5,872)
Class B	(922)	(380)
Class C	(715)	(487)
Class Y	(121)	(271)

Decrease in outstanding capital shares	(1,157)	(1,403)

Value issued from sale of shares:
Class A	$48,554	$43,835
Class B	2,368	1,772
Class C	2,998	2,111
Class Y	888	4,576
Value issued from reinvestment of dividends and/or capital gains distribution:
Class A	9,030	3,303
Class B	656	146
Class C	405	126
Class Y	207	576
Value redeemed:
Class A	(61,766)	(59,125)
Class B	(5,133)	(3,831)
Class C	(3,980)	(4,903)
Class Y	(669)	(2,706)

Decrease in outstanding capital	$(6,442)	$(14,120)

NOTE 6 - Regulatory and Litigation Matters

On July 24, 2006, WRIMCO, W&R and WRSCO (collectively, Waddell & Reed) reached a settlement with each of the SEC, the New York Attorney General (NYAG) and the Securities Commissioner of the State of Kansas to resolve proceedings brought by each regulator in connection with its investigation of frequent trading and market timing in certain Waddell & Reed Advisors Funds.

Under the terms of the SEC's cease-and desist order (SEC Order), pursuant to which Waddell & Reed neither admitted nor denied any of the findings contained therein, among other provisions Waddell & Reed has agreed to: pay $40 million in disgorgement and $10 million in civil money penalties; cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; maintain certain compliance and ethics oversight structures; retain an independent consultant to periodically review Waddell & Reed's supervisory, compliance, control and other policies and procedures; and retain an independent distribution consultant (described below). According to the SEC Order, the SEC found that some market timers made profits in some of the Waddell & Reed Advisors Funds, and that this may have caused some dilution in those Funds. Also, the SEC found that Waddell & Reed failed to make certain disclosures to the Waddell & Reed Advisors Funds' Boards of Directors and shareholders regarding the market timing activity and Waddell & Reed's acceptance of service fees from some market timers.

The Assurance of Discontinuance with the NYAG (NYAG Settlement), pursuant to which Waddell & Reed neither admitted nor denied any of the findings contained therein, among its conditions requires that Waddell & Reed: reduce the aggregate investment management fees paid by the Waddell & Reed Advisors Funds and by W&R Target Funds, Inc. (the Funds) by $5 million per year for five years, for a projected total of $25 million in investment management fee reductions; bear the costs of an independent fee consultant to be retained by the Funds to review and consult regarding the Funds' investment management fee arrangements; and make additional investment management fee-related disclosures to Fund shareholders. The NYAG Settlement also effectively requires that the Funds implement certain governance measures designed to maintain the independence of the Funds' Boards of Directors and appoint an independent compliance consultant responsible for monitoring the Funds' and WRIMCO's compliance with applicable laws.

The consent order issued by the Securities Commissioner of the State of Kansas (Kansas Order), pursuant to which Waddell & Reed neither admitted nor denied any of the findings contained therein, requires Waddell & Reed to pay a fine of $2 million to the Office of the Commissioner.

The SEC Order further requires that the $50 million in settlement amounts described above will be distributed in accordance with a distribution plan developed by an independent distribution consultant, in consultation with Waddell & Reed, and that is agreed to by the SEC staff and the Funds' Disinterested Directors. The SEC Order requires that the independent distribution consultant develop a methodology and distribution plan pursuant to which Fund shareholders shall receive their proportionate share of losses, if any, suffered by the Funds due to market timing. Therefore, it is not currently possible to specify which particular Fund shareholders or groups of Fund shareholders will receive distributions of those settlement monies or in what proportion and amounts.

The foregoing is only a summary of the SEC Order, NYAG Settlement and Kansas Order. A copy of the SEC Order is available on the SEC's website at www.sec.gov. A copy of the SEC Order, NYAG Settlement and Kansas Order is available as part of the Waddell & Reed Financial, Inc. Form 8-K as filed on July 24, 2006.

In addition, pursuant to the terms of agreement in the dismissal of separate litigation, Waddell & Reed has also agreed to extend the reduction in the aggregate investment management fees paid by the Funds, as described above, for an additional five years.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders,
Waddell & Reed Advisors Fixed Income Funds, Inc.:

We have audited the accompanying statements of assets and liabilities, including the schedules of investments, of Waddell & Reed Advisors Government Securities Fund and Waddell & Reed Advisors Limited-Term Bond Fund (collectively the "Funds") comprising Waddell & Reed Advisors Fixed Income Funds, Inc., as of September 30, 2006, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for the periods presented. These financial statements and financial highlights are the responsibility of the Funds' management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Funds are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of September 30, 2006, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the respective Funds comprising Waddell & Reed Advisors Fixed Income Funds, Inc. as of September 30, 2006, the results of their operations for the year then ended, the changes in their net assets for each of the two years in the period then ended, and the financial highlights for the periods presented, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Kansas City, Missouri
November 16, 2006

Income Tax Information
      September 30, 2006

Dividends are declared and recorded by each Fund on each day the New York Stock Exchange is open for business. Dividends are paid monthly usually on the 27th of the month or on the preceding business day if the 27th is a weekend or holiday.

The dividends are not eligible for the dividend received deduction.

The table below shows the taxability of distributions paid during the fiscal year ended September 30, 2006:

	PERCENTAGE OF AMOUNTS PAID REPORTABLE AS:
	For Individuals		For Corporations
Record Date	Non- Qualifying	Long-Term Capital Gain	Non- Qualifying	Long-Term Capital Gain

Government Securities Fund, Class A, B, C and Y
October 2005 through December 2005	100.00000%	– %	100.00000%	– %
December 2005 Capital Gains	61.25113%	38.74887%	61.25113%	38.74887%
January 2006 through September 2006	100.00000%	– %	100.00000%	– %
Limited-Term Bond Fund, Class A, B, C and Y
October 2005 through December 2005	100.00000%	– %	100.00000%	– %
January 2006 through September 2006	100.00000%	– %	100.00000%	– %

The tax status of distributions paid will be reported to you on Form 1099-DIV after the close of the applicable calendar year.

Shareholders are advised to consult with their tax adviser concerning the tax treatment of dividends and distributions from each Fund.

The Board of Directors of Waddell & Reed Advisors Fixed Income Funds, Inc.

Each of the individuals listed below serves as a director for the Corporation, and for the other portfolios within the Waddell & Reed Advisors Funds (22 portfolios), Waddell & Reed InvestEd Portfolios, Inc. (three portfolios) and W&R Target Funds, Inc. (21 portfolios) (collectively, the Advisors Fund Complex), except that Robert L. Hechler is not a Director of W&R Target Funds, Inc. The Advisors Fund Complex, together with the Ivy Family of Funds, comprise the Waddell & Reed/Ivy Fund Complex (Fund Complex). The Ivy Family of Funds consists of the portfolios in the Ivy Funds (14 portfolios) and Ivy Funds, Inc. (12 portfolios).

A director is "interested" by virtue of his or her current or former engagement as an officer of Waddell & Reed Financial, Inc. (WDR) or its wholly owned subsidiaries, including the funds' investment advisor, WRIMCO; the funds' principal underwriter, W&R; and the funds' transfer agent, WRSCO, as well as by virtue of their personal ownership of shares of WDR. The other directors (more than a majority of the total number) are disinterested; that is, they are not employees or officers of, and have no financial interest in, WDR or any of its wholly owned subsidiaries, including W&R, WRIMCO and WRSCO. Each director serves an indefinite term, until he or she dies, resigns, is removed or becomes disqualified.

David P. Gardner serves as the Independent Chairman of the Corporation's Board and of the board of directors of the other funds in the Advisors Fund Complex.

Additional Information about Directors

The Statement of Additional Information (SAI) for the Corporation includes additional information about the Corporation's directors. The SAI is available without charge, upon request, by calling 1.888.WADDELL. It is also available on the Waddell & Reed website, www.waddell.com.

Disinterested Directors
Name, address, age	Position held with Fund and length of service	Principal occupation during the past five years	Other directorships

James M. Concannon 6300 Lamar Avenue Overland Park, KS 66202 Age: 59	Director since 1997	Professor of Law, Washburn Law School (1998 to present); Formerly, Dean, Washburn Law School (until 2001)	Director, Kansas Legal Services for Prisoners, Inc.

John A. Dillingham 4040 Northwest Claymont Dr. Kansas City, MO 64116 Age: 67	Director since 1997	President and Director, JoDill Corp. (1980 to present) and Dillingham Enterprises, Inc. (1997 to present), both farming enterprises; President, Missouri Institute of Justice	Director, Salvation Army; Advisory Director, UMB Northland Board (Financial Services)

David P. Gardner 6300 Lamar Avenue Overland Park, KS 66202 Age: 73	Director since 1998 Independent Chairman since 2006	Senior Advisor to the President, J. Paul Getty Trust (2004 to present); Professor, University of Utah (until 2005)	None

Linda K. Graves 6300 Lamar Avenue Overland Park, KS 66202 Age: 53	Director since 1995	First Lady of Kansas (until 2003)	Chairman and Director, Greater Kansas City Community Foundation

Joseph Harroz, Jr. 6300 Lamar Avenue Overland Park, KS 66202 Age: 39	Director since 1998
Vice President and General Counsel of the Board of Regents, University of Oklahoma (1996 to present); Adjunct Professor, University of Oklahoma Law School (1997 to present); Managing Member, Harroz Investments, LLC, commercial enterprise investments (1998 to present); Consultant, MTV Associates (2004)
Director and Shareholder, Valliance Bank; Chairman and Director, Ivy Funds, Inc.; Chairman and Trustee, Ivy Funds

John F. Hayes 6300 Lamar Avenue Overland Park, KS 66202 Age: 86	Director since 1988	Shareholder, Gilliland & Hayes, P.A., a law firm; formerly, Chairman, Gilliland & Hayes (until 2003)	Director, Central Bank & Trust; Director, Central Financial Corporation (banking)

Glendon E. Johnson, Sr. 6300 Lamar Avenue Overland Park, KS 66202 Age: 82	Director since 1982	Chairman and Chief Executive Officer (CEO), Castle Valley Ranches, LLC	Chairman and CEO, Wellness Council of America; Member, Advisory Council of the Boy Scouts of America

Frank J. Ross, Jr. Polsinelli Shalton Welte Suelthaus, L.P. 700 West 47th Street, Ste. 1000 Kansas City, MO 64112 Age: 53	Director since 1996	Shareholder/Director, Polsinelli Shalton Welte Suelthaus, L.P., a law firm (1980 to present)	Director, Columbian Bank & Trust

Eleanor B. Schwartz 6300 Lamar Avenue Overland Park, KS 66202 Age: 69	Director since 1995	Professor Emeritus, University of Missouri at Kansas City (2003 to present); formerly, Professor of Business Administration, University of Missouri at Kansas City (until 2003)	Director, Ivy Funds, Inc.; Trustee, Ivy Funds

Frederick Vogel III 6300 Lamar Avenue Overland Park, KS 66202 Age: 71	Director since 1982
Member, Board of Directors, The Terra Foundation for American Art (Chicago); Vice President, Treasurer and Trustee, The Layton Art Collection, Inc.; Member of the Directors Advisory Committee for American Art
None

Interested Directors
Name, address, age	Position held with Fund and length of service	Principal occupation during the past five years	Other directorships

Henry J. Herrmann 6300 Lamar Avenue Overland Park, KS 66202 Age: 63	Director since 1998 President since 2001
CEO of WDR (2005 to present); President, CEO and Chairman of WRIMCO (1993 to present); President, CEO and Chairman of Ivy Investment Management Company (IICO), an affiliate of WDR (2002 to present); formerly, President and Chief Investment Officer (CIO) of WDR, WRIMCO and IICO (until 2005); President and Director/Trustee of each of the funds in the Fund Complex

Director of WDR, WRSCO and Waddell & Reed; Director, Ivy Funds, Inc.; Trustee, Ivy Funds; Director, Austin, Calvert & Flavin, Inc., an affiliate of WRIMCO; Director, Ivy Services Inc. (ISI), an affiliate of IICO

Robert L. Hechler 6300 Lamar Avenue Overland Park, KS 66202 Age: 69	Director since 1998
Consultant of WDR and Waddell & Reed (2001 to present); formerly, Director of WDR (until 2003); formerly, Executive Vice President and Chief Operating Officer of WDR (until 2001); formerly, President and Chief Executive Officer of Waddell & Reed (until 2001); formerly, Principal Financial Officer, Treasurer and Director of Waddell & Reed (until 2001); formerly, Executive Vice President, Principal Financial Officer, Treasurer and Director of WRIMCO (until 2001); formerly, Treasurer and Director of WRSCO (until 2001)
None

Officers

The Board has appointed officers who are responsible for the day-to-day business decisions based on policies it has established. The officers serve at the pleasure of the Board. In addition to Mr. Herrmann, who is President, the Fund's officers are:

Name, address, age	Position held with Fund and length of service	Principal occupation during the past five years	Other directorships

Mara D. Herrington 6300 Lamar Avenue Overland Park, KS 66202 Age: 42	Vice President since 2006 Secretary since 2006
Vice President and Secretary of each of the funds in the Fund Complex (since 2006); Vice President of WRIMCO and IICO (since 2006); formerly, Vice President and Associate General Counsel, Deutsche Investment Management Americas, Inc. (1994 to 2005).
None

Theodore W. Howard 6300 Lamar Avenue Overland Park, KS 66202 Age: 64	Vice President since 1987 Principal Financial Officer since 2002
Senior Vice President of WRSCO (2001 to present); Vice President (1987 to present), Treasurer and Principal Accounting Officer (1976 to 2006), and Principal Financial Officer (2002 to present) of each of the funds in the Fund Complex
None

Joseph W. Kauten 6300 Lamar Avenue Overland Park, KS 66202 Age: 37	Vice President since 2006 Treasurer since 2006 Principal Accounting Officer since 2006
Vice President, Treasurer and Principal Accounting Officer of each of the funds in the Fund Complex (since 2006); Assistant Treasurer of each of the funds in the Fund Complex (2003 to 2006); Senior Manager, Deloitte & Touche LLP (2001 to 2003).
None

Kristen A. Richards 6300 Lamar Avenue Overland Park, KS 66202 Age: 38	Vice President since 2000 Assistant Secretary since 2006 Associate General Counsel since 2000
Vice President, Associate General Counsel and Chief Compliance Officer of WRIMCO (2000 to present) and IICO (2002 to present); Vice President and Associate General Counsel of each of the funds in the Fund Complex (2000 to present); Assistant Secretary of each of the funds in the Fund Complex (since 2006); formerly, Secretary of each of the funds in the Fund Complex (2000 to 2006)
None

Scott J. Schneider 6300 Lamar Avenue Overland Park, KS 66202 Age: 38	Chief Compliance Officer since 2004	Chief Compliance Officer for each of the Funds in the Fund Complex (2004 to present); formerly, Senior Attorney and Compliance Officer for each of the Funds in the Fund Complex (2000 to 2004)	None

Daniel C. Schulte 6300 Lamar Avenue Overland Park, KS 66202 Age: 40	Vice President since 2000 General Counsel since 2000 Assistant Secretary since 2000
Senior Vice President and General Counsel of WDR, Waddell & Reed, WRIMCO and WRSCO (2000 to present); Senior Vice President and General Counsel of IICO (2002 to present); Vice President, General Counsel and Assistant Secretary of each of the funds in the Fund Complex (2000 to present)
None

Renewal of Investment Management Agreement for Waddell & Reed Advisors Fixed Income Funds, Inc.

At their meeting on August 28, 29 and 30, 2006, the Directors, including all of the Disinterested Directors, considered and approved the renewal of the existing Investment Management Agreement (Management Agreement) between WRIMCO and the Corporation as to each Fund. The Disinterested Directors were assisted in their review by independent legal counsel and met with such counsel separately from representatives of WRIMCO. The Disinterested Directors also received and considered a memorandum from their independent legal counsel regarding the Disinterested Directors' responsibilities in evaluating the Management Agreement for each Fund. This memorandum explained the regulatory requirements pertaining to the Disinterested Directors' evaluation of the Management Agreement.

Prior to the Board meeting, independent legal counsel sent to WRIMCO a request (Request Letter) for information to be provided to the Directors in connection with their consideration of the continuance of the Management Agreement. WRIMCO provided materials to the Directors that included responses to the Request Letter and other information WRIMCO believed was useful in evaluating continuation of the Management Agreement. The Directors also received reports prepared by an independent consultant, Lipper Inc., relating to each Fund's performance and expenses compared to the performance and expenses of a peer group of comparable funds. At the meeting, the Directors received a presentation from representatives of WRIMCO regarding services provided by it and its affiliates (collectively, W&R) to each Fund. In addition, during the course of the year, WRIMCO had provided information relevant to the Directors' consideration of the continuance of the Management Agreement.

Nature, Extent and Quality of Services Provided to the Fund

The Directors considered the nature, extent and quality of the services provided to each Fund pursuant to the Management Agreement and also the overall fairness of the Management Agreement.

The Directors considered WRIMCO's research and portfolio management capabilities and that W&R also provides oversight of day-to-day fund operations, including fund accounting and administration and assistance in meeting legal and regulatory requirements. The Directors also considered WRIMCO's practices regarding the selection and compensation of brokers and dealers that execute portfolio transactions for each Fund, those brokers' and dealers' provision of brokerage and research services to WRIMCO, and the benefits derived by the other funds in the Advisors Fund Complex and by other clients of WRIMCO from such services. The Directors also considered the favorable history, reputation, qualification and background of WRIMCO and W&R's extensive administrative, accounting and compliance infrastructure.

Fund Performance, Management Fee and Expense Ratio. The Directors considered each Fund's performance, both on an absolute basis and in relation to the performance of a peer group of comparable mutual funds, as selected by Lipper. Each Fund's performance was also compared to relevant market indices and to a Lipper index, as applicable.

The Directors considered the management fees and total expenses of each Fund and also considered each Fund's management fees and total expenses in relation to the management fees and total expenses, respectively, of a peer group of comparable mutual funds. The Directors' review also included consideration of each Fund's management fees at various asset levels, which reflected breakpoints in the management fee structure and average account size information. In addition, the Directors considered, for each Fund, the investment management fees, if any, paid to WRIMCO (or its affiliate) by other mutual funds managed by WRIMCO (or its affiliate) with a similar investment objective and similar investment policies and strategies as the Fund (Similar Funds). The Directors also considered, for each Fund, the subadvisory fees, if any, paid to WRIMCO (or its affiliate) by other mutual funds advised by WRIMCO (or its affiliate), as well as the management fees, if any, paid by other client accounts managed by WRIMCO (or its affiliate), with a similar investment objective and similar investment policies and strategies as the Fund (Other Accounts).

Additional Considerations with Respect to Each Fund Waddell & Reed Advisors Government Securities Fund

The Directors considered that Waddell & Reed Advisors Government Securities Fund's total return performance was higher than the peer group median for the one-, three-, five-, seven-, and ten-year periods and was lower than the Lipper index for these periods.

The Directors considered the range and average of the management fees and expense ratios of the peer group. They considered that the Fund's management fee and overall expense ratio were higher than the peer group median on an unadjusted basis but that, when adjusted for the Fund's smaller average account size, the Fund's overall expense ratio was lower than its peer group median. They also considered that, with the breakpoints in the fee schedule, the Fund's effective management fees at certain asset levels were lower than, and at other asset levels were higher than, the asset-weighted average for its peer group.

The Directors also considered that there were no Similar Funds or Other Accounts managed by WRIMCO or its affiliates with a similar investment objective and similar investment policies and strategies as the Fund.

Waddell & Reed Advisors Limited-Term Bond Fund

The Directors considered that Waddell & Reed Advisors Limited-Term Bond Fund's total return performance was lower than the peer group median and the Lipper index for the one-year and three-year periods. The Directors also considered the information provided by WRIMCO, both in its response to the Request Letter and in the discussion at the meeting, explaining that the Fund's performance relative to that of its peer group is very sensitive to the Fund's total expense ratio, which is relatively high compared to the total expenses of its peer group, and that adjusting for that difference alone would result in three-year performance above the peer group median. The Directors also considered WRIMCO's explanation at the meeting that the Fund's conservative approach to bond maturities over the past two years has adversely affected its performance.

The Directors considered the range and average of the management fees and expense ratios of the peer group. They considered that the Fund's management fee was equal to the peer group median and that the overall expense ratio was higher than the peer group median on an unadjusted basis and that, when adjusted for the Fund's smaller average account size, the Fund's overall expense ratio was higher than its peer group median. They also considered that, with the breakpoints in the fee schedule, the Fund's effective management fees at certain asset levels were lower than, and at other asset levels were higher than, the asset-weighted average for its peer group.

The Directors also considered that the Similar Funds had advisory fee schedules that were the same as the Fund's advisory fee schedule and that the Other Accounts had average advisory fees that were lower than the management fee of the Fund. The Directors considered the relevance of the fee information provided for the Similar Funds and Other Accounts to evaluate the appropriateness and reasonableness of the Fund's management fee. The Directors recognized that differences in fees paid by the Other Accounts were consistent with the additional management and other services provided by WRIMCO to the Fund.

Profitability and Economies of Scale

The Directors also considered that each Fund's management fee structure includes breakpoints that provide for a reduction of payments to reflect anticipated economies of scale. The Directors also considered the management fee rate reductions to be effective October 1, 2006, for each Fund and certain other funds in the Advisors Fund Complex, and the anticipated impact of the fee rate reduction for the Fund on its investment management fees and overall expense ratio. In concluding that the benefits accruing to WRIMCO and its affiliates by virtue of their relationship to a Fund were reasonable in comparison with the costs of providing the investment management services and the benefits accruing to the Fund, the Directors considered specific data as to WRIMCO's profit or loss with respect to the Fund for a recent period. The Directors also considered WRIMCO's methodology for determining this data.

In determining whether to approve the proposed continuance of the Management Agreement as to a Fund, the Directors considered the best interests of the Fund and the overall fairness of the proposed Management Agreement. The Directors considered the following factors to be of primary importance to their approval of the continuance of the Fund's Management Agreement, without any one factor being dispositive:

  the performance of the Fund compared with the average performance of a peer group of comparable funds and with relevant indices;
  the Fund's investment management fees and total expenses compared with the management fees and total expenses of a peer group of comparable funds;
  the existence or appropriateness of breakpoints in the Fund's management fees;
  the cost/profitability to WRIMCO and any actual or anticipated economies of scale in relation to the services it provides to the Fund;
  the other benefits that accrue to WRIMCO as a result of its relationship to the Fund; and
  the favorable history, reputation, qualification and background of WRIMCO as well as the qualifications of its personnel.

Based on the discussions, considerations and information described generally above, the Board determined that each Fund's Management Agreement is fair and reasonable and that continuance of the Management Agreement was in the best interests of the Fund. In reaching these determinations as to each Fund, the Board concluded that: the nature, extent and quality of the services provided by WRIMCO for the Fund are adequate and appropriate; with respect to Waddell & Reed Advisors Government Securities Fund, the performance of the Fund was satisfactory; with respect to Waddell & Reed Advisors Limited-Term Bond Fund, although the performance of the Fund was not satisfactory, that did not preclude continuance of the Management Agreement for the Fund; it retained confidence in WRIMCO's overall ability to manage the Fund; and the management fee paid to WRIMCO was reasonable in light of comparative management fee information, the breakpoints in the proposed management fee for the Fund, the services provided by WRIMCO, the costs of the services provided, and the profits realized and other benefits likely to be derived by WRIMCO from its relationship with the Fund.

Annual Privacy Notice

Waddell & Reed, Inc., Waddell & Reed Advisors Group of Mutual Funds and Waddell & Reed InvestEd Portfolios, Inc. (Waddell & Reed) are committed to ensuring their customers have access to a broad range of products and services to help them achieve their personal financial goals. In the course of doing business with Waddell & Reed, customers are requested to share financial information and they may be asked to provide other personal details. Customers can be assured that Waddell & Reed is diligent in its efforts to keep such information confidential.

Recognition of a Customer's Expectation of Privacy

At Waddell & Reed, we believe the confidentiality and protection of customer information is one of our fundamental responsibilities. And while information is critical to providing quality service, we recognize that one of our most important assets is our customers' trust. Thus, the safekeeping of customer information is a priority for Waddell & Reed.

Information Collected

In order to tailor available financial products to your specific needs, Waddell & Reed may request that you complete a variety of forms that require nonpublic personal information about your financial history and other personal details, including but not limited to, your name, address, social security number, assets, income and investments. Waddell & Reed may also gather information about your transactions with us, our affiliates and others.

Categories of Information that may be Disclosed

While Waddell & Reed may disclose information it collects from applications and other forms, as described above, we at Waddell & Reed also want to assure all of our customers that whenever information is used, it is handled with discretion. The safeguarding of customer information is an issue we take seriously.

Categories of Parties to whom we disclose nonpublic personal information

Waddell & Reed may disclose nonpublic personal information about you to the following types of third parties: selectively chosen financial service providers, whom we believe have valuable products or services that could benefit you. Whenever we do this, we carefully review the company and the product or service to make sure that it provides value to our customers. We share the minimum amount of information necessary for that company to offer its product or service. We may also share information with unaffiliated companies that assist us in providing our products and services to our customers; in the normal course of our business (for example, with consumer reporting agencies and government agencies); when legally required or permitted in connection with fraud investigations and litigation; and at the request or with the permission of a customer.

Opt Out Right

If you prefer that we not disclose nonpublic personal information about you to nonaffiliated third parties, you may opt out of those disclosures, that is, you may direct us not to make those disclosures (other than disclosures permitted by law). If you wish to opt out of disclosures to nonaffiliated third parties, please provide a written request to opt out with your name and account number(s) or social security number to: Waddell & Reed, Attn: Opt Out Notices, P.O. Box 29220, Shawnee Mission, Kansas 66201. You may also call 1.888.Waddell and a Client Services Representative will assist you.

Confidentiality and Security

We restrict access to nonpublic personal information about you to those employees who need to know that information to provide products and services to you. We maintain physical, electronic, and procedural safeguards that comply with federal standards to guard your nonpublic personal information. If you decide to close your account(s) or become an inactive customer, we will adhere to the privacy policies and practices as described in this notice.

Proxy Voting Information

Proxy Voting Guidelines

A description of the policies and procedures Waddell & Reed Advisors Group of Mutual Funds uses to determine how to vote proxies relating to portfolio securities is available (i) without charge, upon request, by calling 1.888.WADDELL or (ii) on the Securities and Exchange Commission's (SEC) website at www.sec.gov.

Proxy Voting Records

Information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available on Form N-PX through Waddell & Reed's website at www.waddell.com and on the SEC's website at www.sec.gov.

Quarterly Portfolio Schedule Information

A complete schedule of portfolio holdings for the first and third quarters of each fiscal year will be filed with the Securities and Exchange Commission (SEC) on the Corporation's Form N-Q. This form may be obtained in the following ways:

  On the SEC's website at www.sec.gov.
  For review and copy at the SEC's Public Reference Room in Washington, DC. Information on the operations of the Public Reference Room may be obtained by calling 1.800.SEC.0330.
  On Waddell & Reed's website at www.waddell.com.

Householding Notice

If you currently receive one copy of the shareholder reports and prospectus for your household (even if more than one person in your household owns shares of the Fund) and you would prefer to receive separate shareholder reports and prospectuses for each account holder living at your address, you can do either of the following:

Fax your request to 800.532.2749.

Write to us at the address listed on the back cover.

Please list each account for which you would like to receive separate shareholder reports and prospectus mailings. We will resume sending separate documents within 30 days of receiving your request.

To All Traditional IRA Planholders:

As required by law, we are hereby providing notice to you that income tax may be withheld automatically from any distribution or withdrawal from a traditional IRA. The Fund is generally required to withhold taxes unless you make a written election not to have taxes withheld. The election may be made on the distribution/withdrawal form provided by Waddell & Reed, Inc. which can be obtained from your Waddell & Reed financial advisor or by submitting Internal Revenue Service Form W-4P. Once made, an election can be revoked by providing written notice to Waddell & Reed, Inc. If you elect not to have tax withheld you may be required to make payments of estimated tax. Penalties may be imposed by the IRS if withholding and estimated tax payments are not adequate.

The Waddell & Reed Advisors Funds Family
Global/International Funds
Waddell & Reed Advisors Global Bond Fund
Waddell & Reed Advisors International Growth Fund

Domestic Equity Funds
Waddell & Reed Advisors Accumulative Fund
Waddell & Reed Advisors Core Investment Fund
Waddell & Reed Advisors Dividend Income Fund
Waddell & Reed Advisors New Concepts Fund
Waddell & Reed Advisors Small Cap Fund
Waddell & Reed Advisors Tax-Managed Equity Fund
Waddell & Reed Advisors Value Fund
Waddell & Reed Advisors Vanguard Fund

Fixed Income Funds
Waddell & Reed Advisors Bond Fund
Waddell & Reed Advisors Government Securities Fund
Waddell & Reed Advisors High Income Fund
Waddell & Reed Advisors Limited-Term Bond Fund
Waddell & Reed Advisors Municipal Bond Fund
Waddell & Reed Advisors Municipal High Income Fund

Money Market Funds
Waddell & Reed Advisors Cash Management

Specialty Funds
Waddell & Reed Advisors Asset Strategy Fund
Waddell & Reed Advisors Continental Income Fund
Waddell & Reed Advisors Energy Fund
Waddell & Reed Advisors Retirement Shares
Waddell & Reed Advisors Science and Technology Fund

1.888.WADDELL
Visit us online at www.waddell.com

Investors should consider the investment objectives, risks, charges and expenses of a fund carefully before investing. For a prospectus containing this and other information for the Waddell & Reed Advisors Funds, call your financial advisor or visit us online at www.waddell.com. Please read the prospectus carefully before investing.

NUR1011A (9-06)